Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Comerica Incorporated

Opinion on Internal Control Over Financial Reporting

We have audited Comerica Incorporated and subsidiaries’ internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Comerica Incorporated and subsidiaries (the Corporation) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Corporation as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes of the Corporation and our report dated February 24, 2025 expressed an unqualified opinion thereon.

Basis for Opinion

The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and the board of directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Dallas, TX

February 24, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Comerica Incorporated

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries (the Corporation) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Corporation’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 24, 2025 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for credit losses

Description of the Matter

The Corporation’s loan portfolio and the associated allowance for credit losses (ACL) were $50.5 billion and $725 million as of December 31, 2024, respectively. The allowance for credit losses represents management’s estimate of expected credit losses over the contractual life of the loan portfolio at the balance sheet date. The allowance for credit losses includes credit loss estimates for loans evaluated on an individual basis, such as for certain nonaccrual loans and collective loss estimates for pools of loans with similar risk characteristics. The Corporation determines the allowance for pools of loans with similar risk characteristics by applying loss factors to amortized cost balances over the remaining contractual life. Loss factors are based on estimated probability of default, set to a default horizon based on contractual life, and loss given default. Through the use of various models, historical estimates are calibrated to economic forecasts over the reasonable and supportable forecast period based on economic variables that statistically correlate with each of the probability of default and loss given default pools. Qualitative adjustments are then made to bring the allowance to the level management believes is appropriate based on factors that have not otherwise been fully accounted for in the quantitative analysis. Examples of these adjustments include 1) foresight risk, 2) input imprecision, and 3) model imprecision.

Auditing management’s estimate of the allowance for credit losses involved a high degree of subjectivity due to the highly judgmental nature of the expected loss models and the qualitative adjustments included in the ACL. Management applies significant judgment in developing assumptions used to determine the allowance estimate and the inputs used in those models as well as in applying qualitative adjustments and model overlays. These determinations could have a significant effect on the ACL.

How We Addressed the Matter in Our Audit	We obtained an understanding of the Corporation’s process for establishing the ACL, including selection of the models, inputs used in the models, monitoring of the models, and the qualitative adjustments made to the ACL. We evaluated the design and tested the operating effectiveness of the controls over 1) determining the appropriateness of the models used to estimate quantitative components of the ACL, 2) validating the models used to estimate quantitative components of the ACL, 3) selecting the appropriate inputs and assumptions within the models, 4) monitoring of the models including the assessment of the output, 5) determining the appropriateness of the qualitative reserve methodology, including the identification and the assessment for the need for qualitative adjustments and model overlays, 6) validating the relevance and reliability of data used to estimate the various components of the qualitative reserves, and 7) management’s review and approval of qualitative adjustments and model output.

To test the appropriateness of the models used by management to estimate quantitative components of the ACL, with the support of specialists, we evaluated the model methodology and model performance, and tested key modeling assumptions used within the models. To test the qualitative adjustments and model overlays, we evaluated the identification and measurement of the qualitative adjustments, including the basis for concluding an adjustment was warranted when considering the potential impact of foresight risk, input imprecision and model imprecision, evaluated the appropriateness of the data used by the Corporation to estimate the qualitative adjustments, recalculated the analyses used by management to determine the qualitative adjustments, and analyzed the changes in assumptions and components of the qualitative reserves relative to changes in the Corporation’s loan portfolio. For example, we evaluated the data and information utilized by management to estimate the qualitative adjustments by independently obtaining and comparing to historical loan data, third-party macroeconomic data, and peer bank data to assess the appropriateness of the information and to consider whether new or contradictory information existed. We also evaluated if qualitative adjustments were based on a comprehensive framework, well-documented, and consistently applied.

/s/ Ernst & Young LLP

We have served as the Corporation’s auditor since 1992.
Dallas, TX
February 24, 2025

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

(in millions, except share data)

December 31	2024	2023
ASSETS
Cash and due from banks	$850	$1,443
Interest-bearing deposits with banks	5,954	8,059
Other short-term investments	375	399
Investment securities available-for-sale	15,045	16,869
Commercial loans	26,492	27,251
Real estate construction loans	3,680	5,083
Commercial mortgage loans	14,493	13,686
Lease financing	722	807
International loans	952	1,102
Residential mortgage loans	1,929	1,889
Consumer loans	2,271	2,295

Total loans	50,539	52,113
Allowance for loan losses	(690)	(688)

Net loans	49,849	51,425
Premises and equipment	473	445
Accrued income and other assets	6,751	7,194

Total assets	$79,297	$85,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$24,425	$27,849
Money market and interest-bearing checking deposits	32,714	28,246
Savings deposits	2,138	2,381
Customer certificates of deposit	3,450	3,723
Other time deposits	1,052	4,550
Foreign office time deposits	32	13

Total interest-bearing deposits	39,386	38,913

Total deposits	63,811	66,762
Short-term borrowings	—	3,565
Accrued expenses and other liabilities	2,270	2,895
Medium- and long-term debt	6,673	6,206

Total liabilities	72,754	79,428
Fixed-rate reset non-cumulative perpetual preferred stock, series A, no par value, $100,000 liquidation preference per share:
Authorized - 4,000 shares
Issued - 4,000 shares	394	394
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued-228,164,824 shares	1,141	1,141
Capital surplus	2,218	2,224
Accumulated other comprehensive loss	(3,161)	(3,048)
Retained earnings	12,017	11,727
Less cost of common stock in treasury-96,755,368 shares at 12/31/2024 and 96,266,568 shares at 12/31/2023	(6,066)	(6,032)

Total shareholders’ equity	6,543	6,406

Total liabilities and shareholders’ equity	$79,297	$85,834

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

(in millions, except per share data)
Years Ended December 31	2024	2023	2022
INTEREST INCOME
Interest and fees on loans	$3,204	$3,340	$2,153
Interest on investment securities	402	430	414
Interest on short-term investments	333	405	105

Total interest income	3,939	4,175	2,672
INTEREST EXPENSE
Interest on deposits	1,238	892	102
Interest on short-term borrowings	48	391	17
Interest on medium-and Iong-term debt	463	378	87

Total interest expense	1,749	1,661	206

Net interest income	2,190	2,514	2,466
Provision for credit losses	49	89	60

Net interest income after provision for credit losses	2,141	2,425	2,406
NONINTEREST INCOME
Card fees	256	280	273
Fiduciary income	220	235	233
Service charges on deposit accounts	184	185	195
Capital markets income	142	147	154
Commercial lending fees	68	72	68
Brokerage fees	51	30	21
Bank-owned life insurance	44	46	47
Letter of credit fees	40	42	38
Risk management hedging income (loss)	8	(42)	8
Net losses on debt securities	(19)	—	—
Other noninterest income	60	83	31

Total noninterest income	1,054	1,078	1,068
NONINTEREST EXPENSES
Salaries and benefits expense	1,352	1,306	1,208
Outside processing fee expense	273	277	251
Occupancy expense	181	171	175
Software expense	181	171	161
FDIC insurance expense	76	180	31
Equipment expense	52	50	50
Advertising expense	41	40	38
Other noninterest expenses	151	164	84

Total noninterest expenses	2,307	2,359	1,998

Income before income taxes	888	1,144	1,476
Provision for income taxes	190	263	325

NET INCOME	698	881	1,151
Less:
Income allocated to participating securities	4	4	6
Preferred stock dividends	23	23	23

Net income attributable to common shares	$671	$854	$1,122

Earnings per common share:
Basic	$5.06	$6.47	$8.56
Diluted	5.02	6.44	8.47
Cash dividends declared on common stock	376	375	356
Cash dividends declared per common share	2.84	2.84	2.72

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Comerica Incorporated and Subsidiaries

(in millions)
Years Ended December 31	2024	2023	2022
NET INCOME	$698	$881	$1,151
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized (losses) gains on investment securities:
Net unrealized holding (losses) gains arising during the period	(182)	361	(2,903)
Less: Reclassification adjustment for net securities losses included in net income	19	—	—

Change in net unrealized (losses) gains before income taxes	(201)	361	(2,903)
Net gains (losses) on cash flow hedges:
Net cash flow hedge (losses) gains arising during the period before income taxes	(624)	34	(1,329)
Reclassification of loss related to de-designation of derivatives to other noninterest income	—	(195)	—
Less:
Net cash flow hedge losses recognized in interest and fees on loans before taxes	(629)	(576)	(25)
Amortization of unrealized losses related to de-designated derivatives included in interest and fees on loans	(8)	(26)	—

Change in net cash flow hedge gains (losses) before income taxes	13	441	(1,304)
Defined benefit pension and other postretirement plans adjustment:
Actuarial gain (loss) arising during the period	35	96	(415)
Adjustments for amounts recognized as components of net periodic benefit cost:
Amortization of actuarial net loss	27	36	28
Amortization of prior service credit	(22)	(23)	(23)

Change in defined benefit pension and other postretirement plans adjustment before income taxes	40	109	(410)

Total other comprehensive (loss) income before income taxes	(148)	911	(4,617)
(Benefit) provision for income taxes	(35)	217	(1,087)

Total other comprehensive (loss) income, net of tax	(113)	694	(3,530)

COMPREHENSIVE INCOME (LOSS)	$585	$1,575	$(2,379)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Comerica Incorporated and Subsidiaries

		Common Stock			Accumulated Other Comprehensive Loss
(in millions, except per share data)	Nonredeemable Preferred Stock	Shares Outstanding	Amount	Capital Surplus		Retained Earnings	Treasury Stock	Total Shareholders’ Equity
BALANCE AT DECEMBER 31, 2021	$394	130.7	$1,141	$2,175	$(212)	$10,494	$(6,095)	$7,897
Net income	—	—	—	—	—	1,151	—	1,151
Other comprehensive loss, net of tax	—	—	—	—	(3,530)	—	—	(3,530)
Cash dividends declared on common stock ($ 2.72 per share)	—	—	—	—	—	(356)	—	(356)
Cash dividends declared on preferred stock	—	—	—	—	—	(23)	—	(23)
Purchase of common stock	—	(0.4)	—	—	—	—	(36)	(36)
Net issuance of common stock under employee stock plans	—	0.7	—	(15)	—	(8)	41	18
Share-based compensation	—	—	—	60	—	—	—	60

BALANCE AT DECEMBER 31, 2022	$394	131.0	$1,141	$2,220	$(3,742)	$11,258	$(6,090)	$5,181
Net income	—	—	—	—	—	881	—	881
Other comprehensive income, net of tax	—	—	—	—	694	—	—	694
Cash dividends declared on common stock ($ 2.84 per share)	—	—	—	—	—	(375)	—	(375)
Cash dividends declared on preferred stock	—	—	—	—	—	(23)	—	(23)
Net issuance of common stock under employee stock plans	—	0.9	—	(48)	—	(14)	58	(4)
Share-based compensation	—	—	—	52	—	—	—	52

BALANCE AT DECEMBER 31, 2023	$394	131.9	$1,141	$2,224	$(3,048)	$11,727	$(6,032)	$6,406
Cumulative effect of change in accounting principle (a)	—	—	—	—	—	(4)	—	(4)
Net income	—	—	—	—	—	698	—	698
Other comprehensive loss, net of tax	—	—	—	—	(113)	—	—	(113)
Cash dividends declared on common stock ($ 2.84 per share)	—	—	—	—	—	(376)	—	(376)
Cash dividends declared on preferred stock	—	—	—	—	—	(23)	—	(23)
Purchase of common stock	—	(1.5)	—	(4)	—	—	(96)	(100)
Net issuance of common stock under employee stock plans	—	1.0	—	(56)	—	(5)	62	1
Share-based compensation	—	—	—	54	—	—	—	54

BALANCE AT DECEMBER 31, 2024	$394	131.4	$1,141	$2,218	$(3,161)	$12,017	$(6,066)	$6,543

See notes to consolidated financial statements.

(a)	Effective January 1, 2024, the Corporation adopted ASU 2023-02, which expanded the permitted use of the proportional amortization method to certain tax credit investments.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Comerica Incorporated and Subsidiaries

(in millions)
Years Ended December 31	2024	2023	2022
OPERATING ACTIVITIES
Net income	$698	$881	$1,151
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	49	89	60
Benefit for deferred income taxes	(1)	(92)	(27)
Depreciation and amortization	96	87	92
Net periodic defined benefit credit	(47)	(27)	(91)
Share-based compensation expense	54	52	60
Net amortization of securities	7	19	30
Net securities losses	19	—	—
Net gains on sales of foreclosed and other bank property	(17)	(36)	(2)
Net change in:
Accrued income receivable	83	(65)	(152)
Accrued expenses payable	(157)	348	131
Other, net	(183)	(5)	(614)

Net cash provided by operating activities	601	1,251	638
INVESTING ACTIVITIES
Investment securities available-for-sale: Maturities and redemptions	2,213	2,485	2,511
Sales	816	—	—
Purchases	(1,332)	—	(7,470)
Net change in loans	1,514	1,265	(4,824)
Proceeds from sales of foreclosed and other bank property	22	44	3
Net increase in premises and equipment	(153)	(153)	(82)
Federal Home Loan Bank stock:
Purchases	(613)	(504)	(131)
Redemptions	759	325	—
Proceeds from bank-owned life insurance settlements	35	30	39
Other, net	—	2	2

Net cash provided by (used in) investing activities	3,261	3,494	(9,952)
FINANCING ACTIVITIES
Net change in:
Deposits	(3,003)	(4,634)	(10,401)
Short-term borrowings	(3,565)	354	3,211
Medium- and long-term debt:
Maturities and redemptions	(500)	(850)	—
Issuances and advances	1,000	4,000	500
Cash dividends paid on preferred stock	(23)	(23)	(23)
Common stock:
Repurchases	(100)	—	(36)
Stock tendered for payment of withholding taxes	(14)	(17)	(7)
Cash dividends paid	(377)	(371)	(353)
Issuances under employee stock plans	22	18	28
Other, net	—	(2)	(2)

Net cash used in financing activities	(6,560)	(1,525)	(7,083)

Net (decrease) increase in cash and cash equivalents	(2,698)	3,220	(16,397)
Cash and cash equivalents at beginning of period	9,502	6,282	22,679

Cash and cash equivalents at end of period	$6,804	$9,502	$6,282

Interest paid	$1,892	$1,449	$130
Income taxes paid	101	317	277

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 1 - BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Organization

Comerica Incorporated (the Corporation) is a registered financial holding company headquartered in Dallas, Texas. The Corporation’s major business segments are the Commercial Bank, the Retail Bank and Wealth Management. For further discussion of each business segment, refer to Note 22. The Corporation and its banking subsidiaries are regulated at both the state and federal levels.

The accounting and reporting policies of the Corporation conform to United States (U.S.) generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from these estimates. Certain amounts in the financial statements for prior years have been reclassified to conform to the current financial statement presentation.

The following summarizes the significant accounting policies of the Corporation applied in the preparation of the accompanying consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and the accounts of those subsidiaries that are majority owned and in which the Corporation has a controlling financial interest. The Corporation consolidates entities not determined to be variable interest entities (VIEs) when it holds a controlling financial interest and generally applies the cost or equity method when it holds less than a controlling financial interest. In consolidation, all significant intercompany accounts and transactions are eliminated. The results of operations of companies acquired are included from the date of acquisition.

The Corporation holds investments in certain legal entities that are considered VIEs. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb their proportionate share of losses or the right to receive their proportionate share of returns generated by its operations. If any of these characteristics are present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on voting interests. Variable interests are defined as contractual ownership or other economic interests in an entity that change with fluctuations in the fair value of the entity’s net assets. The primary beneficiary is required to consolidate the VIE as it has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits that could be significant to the VIE. The maximum potential exposure to losses relative to investments in VIEs is generally limited to the sum of the outstanding book basis and unfunded commitments for future investments.

The Corporation evaluates its investments in VIEs, both at inception and when there is a change in circumstances that requires reconsideration, to determine if the Corporation is the primary beneficiary and consolidation is required. The Corporation accounts for unconsolidated VIEs using either the proportional, cost or equity method. These investments comprise of investments in certain tax equity structures which generate tax credits to their investors and are included in accrued income and other assets on the Consolidated Balance Sheets.

The proportional method is used for investments in tax equity structures meeting certain criteria and that qualify for tax credits such as qualified affordable housing projects and expansion into new markets. The equity method is used for other investments where the Corporation has the ability to exercise significant influence over an entity’s or its underlying project’s operations and financial policies. Other unconsolidated equity investments that do not meet the criteria to be accounted for under the equity method are accounted for under the cost method. Amortization and other write-downs of proportional amortization method investments are presented on a net basis as a component of the provision for income taxes, while income, amortization and write-downs from cost and equity method investments are recorded in other noninterest income on the Consolidated Statements of Income.

See Note 9 for additional information about the Corporation’s involvement with VIEs.

Assets held in an agency or fiduciary capacity are not assets of the Corporation and are not included in the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Fair Value Measurements

The Corporation utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The determination of fair values of financial instruments often requires the use of estimates. In cases where quoted market values in an active market are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used.

Fair value is an estimate of the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (i.e., not a forced transaction, such as a liquidation or distressed sale) between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability.

Investment securities available-for-sale, derivatives, deferred compensation plans and equity securities with readily determinable fair values (primarily money market mutual funds) are recorded at fair value on a recurring basis. Additionally, from time to time, the Corporation may be required to record other assets and liabilities at fair value on a nonrecurring basis, such as impaired loans, loans held for sale, other real estate (primarily foreclosed property), nonmarketable equity securities and certain other assets and liabilities. These nonrecurring fair value adjustments typically involve write-downs of individual assets or application of lower of cost or fair value accounting.

Fair value measurements and disclosures guidance establishes a three-level fair value hierarchy based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Fair value measurements are separately disclosed by level within the fair value hierarchy. For assets and liabilities recorded at fair value, it is the Corporation’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

Level 1	Valuation is based on quoted prices for identical instruments traded in active markets.

Level 2	Valuation is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are less active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The Corporation generally utilizes third-party pricing services to value Level 1 and Level 2 securities. Management reviews the methodologies and assumptions used by the third-party pricing services and evaluates the values provided, principally by comparison with other available market quotes for similar instruments and/or analysis based on internal models using available third-party market data. The Corporation may occasionally adjust certain values provided by the third-party pricing service when management believes, as the result of its review, that the adjusted price most appropriately reflects the fair value of the particular security.

Fair value measurements for assets and liabilities where limited or no observable market data exists are based primarily upon estimates, often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, so that changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

Following are descriptions of the valuation methodologies and key inputs used to measure financial assets and liabilities recorded at fair value, as well as a description of the methods and significant assumptions used to estimate fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis. The descriptions include an indication of the level of the fair value hierarchy in which the assets or liabilities are classified.

Deferred compensation plan assets and liabilities as well as equity securities with a readily determinable fair value

The Corporation holds a portfolio of securities that includes equity securities and assets held related to deferred compensation plans. Securities and associated deferred compensation plan liabilities are recorded at fair value on a recurring basis and included in other short-term investments and accrued expenses and other liabilities, respectively, on the Consolidated Balance Sheets. Level 1 securities include assets related to deferred compensation plans, which are invested in mutual funds,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and other securities traded on an active exchange, such as the New York Stock Exchange. Level 2 securities include municipal bonds and mortgage-backed securities issued by U.S. government-sponsored entities and corporate debt securities. Deferred compensation plan liabilities represent the fair value of the obligation to the plan participant, which corresponds to the fair value of the invested assets. The methods used to value equity securities and deferred compensation plan assets are the same as the methods used to value investment securities, discussed below.

Investment securities available-for-sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored entities, as well as corporate debt securities. The fair value of Level 2 securities is determined using quoted prices of securities with similar characteristics, or pricing models based on observable market data inputs, primarily interest rates, spreads and prepayment information.

Securities classified as Level 3 represent securities in less liquid markets requiring significant management assumptions when determining fair value.

Loans held-for-sale

Loans held-for-sale, included in other short-term investments on the Consolidated Balance Sheets, are recorded at the lower of cost or fair value. Loans held-for-sale may be carried at fair value on a nonrecurring basis when fair value is less than cost. When the fair value is based on what secondary markets are currently offering for portfolios with similar characteristics, the loans are classified as Level 2. When secondary market information is not available, the fair value is estimated based on the repricing frequency of the loans and estimated credit risk using internally-developed lifetime loss estimates, resulting in the loans being classified as Level 3.

Loans

The Corporation does not record loans at fair value on a recurring basis. However, an individual allowance may be established for a loan that no longer shares risk characteristics with loan pools, typically collateral-dependent loans for which reserves are based on the fair value of the underlying collateral. Such loan values are reported as nonrecurring fair value measurements. Collateral values supporting individually evaluated loans are evaluated quarterly. When management determines that the fair value of the collateral requires additional adjustments, either as a result of non-current appraisal value or when there is no observable market price, the Corporation classifies the loan as Level 3.

Derivative assets and derivative liabilities

Derivative instruments held or issued for risk management or customer-initiated activities are traded in over-the-counter markets where quoted market prices are not readily available. Fair value for over-the-counter derivative instruments is measured on a recurring basis using internally developed models primarily based on market observable inputs, such as yield curves and option volatilities. The Corporation manages credit risk on its derivative positions based on whether the derivatives are settled through a clearinghouse or bilaterally with each counterparty. For derivative positions settled on a counterparty-by-counterparty basis, the Corporation calculates credit valuation adjustments, included in the fair value of these instruments, on the basis of its relationships at the counterparty portfolio or master netting agreement level. These credit valuation adjustments are determined by applying a credit spread for the counterparty or the Corporation, as appropriate, to the total expected exposure of the derivative after considering collateral and other master netting arrangements. These adjustments, which are considered Level 3 inputs, are based on estimates of current credit spreads to evaluate the likelihood of default. When credit valuation adjustments are significant to the overall fair value of a derivative, the Corporation classifies the over-the-counter derivative valuation in Level 3 of the fair value hierarchy; otherwise, over-the-counter derivative valuations are classified in Level 2.

Other real estate

Other real estate is included in accrued income and other assets on the Consolidated Balance Sheets and includes primarily foreclosed property. Foreclosed property is initially recorded at fair value, less costs to sell, at the date of legal title transfer to the Corporation, establishing a new cost basis. Subsequently, foreclosed property is carried at the lower of cost or fair value, less costs to sell. Other real estate may be carried at fair value on a nonrecurring basis when fair value is less than cost. Fair value is based upon independent market prices, appraised value or management’s estimate of the value of the property. When management determines that the fair value of other real estate requires additional adjustments, either as a result of a non-current appraisal or when there is no observable market price, the Corporation classifies the other real estate as Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

For further information about fair value measurements refer to Note 2.

Other Short-Term Investments

Other short-term investments include deferred compensation plan assets, certificates of deposits, equity securities with a readily determinable fair value and loans held-for-sale.

Deferred compensation plan assets and equity securities are carried at fair value. Realized and unrealized gains or losses are included in other noninterest income on the Consolidated Statements of Income.

Loans held-for-sale include variable-rate demand notes, residential mortgages originated with the intent to sell and occasionally other loans transferred to held-for-sale. Loans held-for-sale are carried at the lower of cost or fair value. Fair value is determined in the aggregate for each portfolio. Changes in fair value and gains or losses upon sale are included in other noninterest income on the Consolidated Statements of lncome.

Investment Securities

Debt securities are classified as trading, available-for-sale (AFS) or held-to-maturity. Trading securities are recorded at fair value, with unrealized gains and losses included in noninterest income on the Consolidated Statements of Income. AFS securities are recorded at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income (OCI). Securities for which management has the intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Interest income is recognized using the interest method. Substantially all of the Corporation’s investment securities are classified as AFS at December 31, 2024 and 2023.

An AFS security is impaired if its fair value is less than amortized cost. Credit-related impairment is recognized as an allowance to investment securities available-for-sale on the Consolidated Balance Sheets with a corresponding adjustment to provision for credit losses on the Consolidated Statements of Income. Non-credit-related impairment is recognized as a component of OCI. If the Corporation intends to sell an impaired AFS security or more likely than not will be required to sell that security before recovering its amortized cost basis, the entire impairment amount is recognized in earnings with corresponding adjustment to the security’s amortized cost basis.

For certain types of AFS securities, such as U.S. Treasuries and other securities with government guarantees, the Corporation generally expects zero credit losses. The zero-loss expectation applies to all the Corporation’s securities and no allowance for credit losses was recorded on its AFS securities portfolio at December 31, 2024.

Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security sold.

For further information on investment securities, refer to Note 3.

Loans

Loans and leases originated and held for investment are recorded at the principal balance outstanding, net of unearned income, charge-offs and unamortized deferred fees and costs. Interest income is recognized on loans and leases using the interest method.

The Corporation assesses all loan modifications to determine whether one is granted to a borrower experiencing financial difficulty. Modifications granted to borrowers experiencing financial difficulty may be in the form of an interest rate reduction, an other-than-insignificant payment delay, a term extension, principal forgiveness or a combination thereof (collectively referred to as Financially Distressed Modifications or FDMs).

Effective January 1, 2020, the Corporation adopted ASU No. 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” (ASU 2020-04). Typically, entities must evaluate whether a loan contract modification results in a modified loan or a new loan for accounting purposes. Topic 848 allows entities to bypass this evaluation for qualifying modifications related to reference rate reform. The Corporation applied the relief provided by Topic 848 to qualifying contract modifications transitioning away from LIBOR. After LIBOR transition was substantially complete in third quarter 2023, the Corporation no longer applied the relief guidance.

Loan Origination Fees and Costs

Substantially all loan origination fees and costs are deferred and amortized to net interest income over the life of the related loan or over the commitment period as a yield adjustment. Net deferred income on originated loans, including unearned income and unamortized costs, fees, premiums and discounts, totaled $92 million and $94 million at December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Loan fees on unused commitments and net origination fees related to loans sold are recognized in noninterest income.

Allowance for Credit Losses

The allowance for credit losses includes both the allowance for loan losses and the allowance for credit losses on lending-related commitments.

The Corporation disaggregates the loan portfolio into segments for purposes of determining the allowance for credit losses. These segments are based on the level at which the Corporation develops, documents and applies a systematic methodology to determine the allowance for credit losses. The Corporation’s portfolio segments are business loans and retail loans. Business loans include the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. Retail loans consist of residential mortgage and consumer loans, including home equity loans.

Current expected credit losses are estimated over the contractual life of the loan portfolio, considering all available relevant information, including historical and current conditions as well as reasonable and supportable forecasts of future events.

For further information on the Allowance for Credit Losses, refer to Note 4.

Allowance for Loan Losses

The allowance for loan losses is estimated on a quarterly basis and represents management’s estimates of current expected credit losses in the Corporation’s loan portfolio. Pools of loans with similar risk characteristics are collectively evaluated while loans that no longer share risk characteristics with loan pools are evaluated individually.

Collective loss estimates are determined by applying loss factors, designed to estimate current expected credit losses, to amortized cost balances over the remaining contractual life of the collectively evaluated portfolio. Loans with similar risk characteristics are aggregated into homogeneous pools. Business loans are assigned to pools based primarily on business line and the Corporation’s internal risk rating system. For retail loans, pools are based on loan type, past due status and credit scores. Loss factors are based on an estimated probability of default for each pool, set to a default horizon based on contractual life, and loss given default. Historical estimates are calibrated to economic forecasts over the reasonable and supportable forecast period based on the projected performance of specific economic variables that statistically correlate with each of the probability of default and loss given default pools. At least annually, management considers different models when estimating credit losses, selecting ones that most reasonably forecast credit losses in the relevant economic environment.

The calculation of current expected credit losses is inherently subjective, as it requires management to exercise judgment in determining appropriate factors used to determine the allowance. Some of the most significant factors in the quantitative allowance estimate are assigning internal risk ratings to loans, selecting the economic forecasts used to calibrate the reserve factors and determining the reasonable and supportable forecast period.

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Internal Risk Ratings: Loss factors are dependent on loan risk ratings for business loans. Risk ratings are assigned at origination, based on inherent credit risk, and updated based on new information that becomes available, periodic reviews of credit quality, a change in borrower performance or modifications to lending agreements.

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Economic Forecasts: Management selects economic variables it believes to be most relevant based on the composition of the loan portfolio and customer base, including forecasted levels of employment, gross domestic product, corporate bond and treasury spreads, industrial production levels, consumer and commercial real estate price indices as well as housing statistics. Different economic forecast scenarios ranging from more benign to more severe are evaluated each reporting period to forecast losses over the contractual life of the loan portfolio.

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Forecast Period: Economic forecasts are applied over the period management believes it can estimate reasonable and supportable forecasts. Forecast periods may be adjusted in response to changes in the economic environment. To estimate losses for contractual periods that extend beyond the forecast horizon, the Corporation reverts to an average historical loss experience. The Corporation typically forecasts economic variables over a two-year horizon, followed by an immediate reversion to an average historical loss experience that generally incorporates a full economic cycle. Management reviews this methodology on at least an annual basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The allowance for loan losses also includes qualitative adjustments to bring the allowance to the level management believes is appropriate based on factors that have not otherwise been fully accounted for, including adjustments for foresight risk, input imprecision and model imprecision. Foresight risk reflects the inherent imprecision in forecasting economic variables, including determining the depth and duration of economic cycles and their impact to relevant economic variables. The Corporation may make qualitative adjustments based on its evaluation of different forecast scenarios and known recent events impacting relevant economic variables. Input imprecision factors address the risk that certain model inputs may not reflect all available information including (i) risk factors that have not been fully addressed in internal risk ratings, (ii) changes in lending policies and procedures, (iii) changes in the level and quality of experience held by lending management, (iv) imprecision in the risk rating system and (v) limitations in data available for certain loan portfolios. Model imprecision considers known model limitations and model updates not yet fully reflected in the quantitative estimate.

The determination of the appropriate qualitative adjustment is based on management’s analysis of current and expected economic conditions and their impact to the portfolio, as well as internal credit risk movements and a qualitative assessment of the lending environment, including underwriting standards. Management recognizes the sensitivity of various assumptions made in the quantitative modeling of expected losses and may adjust reserves depending upon the level of uncertainty that currently exists in one or more assumptions.

Credit losses for loans that no longer share risk characteristics with the loan pools are estimated on an individual basis. Individual credit loss estimates are typically performed for nonaccrual loans and are based on one of several methods, including the estimated fair value of the underlying collateral, observable market value of similar debt or the present value of expected cash flows. The Corporation considers certain loans to be collateral-dependent if the borrower is experiencing financial difficulty and management expects repayment for the loan to be substantially through the operation or sale of the collateral. For collateral-dependent loans, loss estimates are based on the fair value of collateral, less estimated cost to sell (if applicable). Collateral values supporting individually evaluated loans are assessed quarterly and appraisals are typically obtained at least annually.

The total allowance for loan losses is sufficient to absorb expected credit losses over the contractual life of the portfolio. Unanticipated events impacting the economy, including political instability or global events affecting the U.S. economy, could cause changes to expectations for current conditions and economic forecasts that result in an unanticipated increase in the allowance. Significant increases in current portfolio exposures or changes in credit characteristics could also increase the amount of the allowance. Such events, or others of similar nature, may result in the need for additional provision for credit losses in order to maintain an allowance that complies with credit risk and accounting policies.

Loans deemed uncollectible are charged off and deducted from the allowance. Recoveries on loans previously charged off are added to the allowance.

Credit losses are not estimated for accrued interest receivable as interest that is deemed uncollectible is written off through interest income.

Allowance for Credit Losses on Lending-Related Commitments

The allowance for credit losses on lending-related commitments estimates current expected credit losses on collective pools of letters of credit and unused commitments to extend credit based on reserve factors, determined in a manner similar to business loans, multiplied by a probability of draw estimate, based on historical experience and credit risk, applied to commitment amounts. The allowance for credit losses on lending-related commitments is included in accrued expenses and other liabilities on the Consolidated Balance Sheets, with the corresponding charge included in the provision for credit losses on the Consolidated Statements of Comprehensive Income.

Nonperforming Assets

Nonperforming assets consist of nonaccrual loans and foreclosed property.

A loan is considered past due when the contractually required principal or interest payment is not received by the specified due date or, for certain loans, when a scheduled monthly payment is past due and unpaid for 30 days or more. Business loans are generally placed on nonaccrual status when management determines full collection of principal or interest is unlikely or when principal or interest payments are 90 days past due, unless the loan is fully collateralized and in the process of collection. The past-due status of a business loan is one of many indicative factors considered in determining the collectability of the credit. The primary driver of when the principal amount of a business loan should be fully or partially charged-off is based on a qualitative assessment of the recoverability of the principal amount from collateral and other cash flow sources. Residential mortgage and home equity loans are generally placed on nonaccrual status once they become 90 days past due and are charged off to current appraised values less costs to sell no later than 180 days past due. In addition, junior lien home equity loans less than 90 days past due are placed on nonaccrual status if they have underlying risk characteristics that place full collection of the loan in doubt, such as when the related senior lien position is identified as seriously delinquent. Residential mortgage and consumer loans in bankruptcy for which the court has discharged the borrower’s obligation and the borrower has not reaffirmed the debt are placed on nonaccrual status and written down to estimated collateral value, without regard to the actual payment status of the loan. All other consumer loans are generally placed on nonaccrual status at 90 days past due and are charged off at no later than 120 days past due, or earlier if deemed uncollectible.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Principal and interest payments received on such loans are generally first applied as a reduction of principal. Income on nonaccrual loans is then recognized only to the extent that cash is received after principal has been fully repaid or future collection of principal is probable. Generally, a loan may be returned to accrual status when all delinquent principal and interest have been received and the Corporation expects repayment of the remaining contractual principal and interest, or when the loan or debt security is both well secured and in the process of collection.

Foreclosed property (primarily real estate) is initially recorded at fair value, less costs to sell, at the date of legal title transfer to the Corporation and subsequently carried at the lower of cost or fair value, less estimated costs to sell. Loans are reclassified to foreclosed property upon obtaining legal title to the collateral. Independent appraisals are obtained to substantiate the fair value of foreclosed property at the time of foreclosure and updated at least annually or upon evidence of deterioration in the property’s value. At the time of foreclosure, the adjustment for the difference between the related loan balance and fair value (less estimated costs to sell) of the property acquired is charged or credited to the allowance for loan losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses. Foreclosed property is included in accrued income and other assets on the Consolidated Balance Sheets.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, computed using the straight-line method, is charged to occupancy expenses in the Consolidated Statements of Income over the estimated useful lives of the assets. Estimated useful lives are generally 3 years to 33 years for premises that the Corporation owns and 3 years to 8 years for furniture and equipment. Leasehold improvements are generally amortized over the terms of their respective leases or 10 years, whichever is shorter.

Operating Leases

Operating leases with a term greater than one year are recognized as lease liabilities, measured as the present value of unpaid lease payments for operating leases where the Corporation is the lessee, and corresponding right-of-use (ROU) assets for the right to use the leased properties. Operating lease liabilities, recorded in accrued expenses and other liabilities, reflect the Corporation’s obligation to make future lease payments, primarily for real estate locations. Lease terms typically comprise contractual terms but may include extension options reasonably certain of being exercised at lease inception for certain strategic locations such as regional headquarters. Payments are discounted using the Corporation’s incremental borrowing rate, or the rate it would pay to borrow amounts equal to the lease payments over the lease term. The Corporation does not separate lease and non-lease components for contracts in which it is the lessee. ROU assets, recorded in accrued income and other assets, are measured based on lease liabilities adjusted for incentives as well as accrued and prepaid rent. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are recognized as incurred. Common area maintenance and other executory costs are the main components of variable lease payments. Operating and variable lease expenses are recorded in net occupancy expense on the Consolidated Statements of Income.

Software

Capitalized software, stated at cost less accumulated amortization, includes purchased software, capitalizable application development costs associated with internally developed software and cloud computing arrangements, including capitalizable implementation costs associated with hosting arrangements that are service contracts. Cloud computing arrangements include software as a service (SaaS), platform as a service (PaaS), infrastructure as a service (IaaS) and other similar hosting arrangements. The Corporation primarily utilizes SaaS and IaaS arrangements. Capitalized implementation costs of hosting arrangements that are service contracts were $65 million and $61 million, net of accumulated depreciation of $30 million and $14 million at December 31, 2024 and December 31, 2023, respectively. Depreciation expense related to these costs was $15 million and $9 million for the years ended December 31, 2024 and 2023, respectively.

Capitalized software is included in accrued income and other assets on the Consolidated Balance Sheets. Amortization expense, generally computed on the straight-line method, is charged to software expense in the Consolidated Statements of Income over the estimated useful life of the software, generally five years, or the term of the hosting arrangement for implementation costs related to service contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Goodwill and Intangibles

Goodwill, included in accrued income and other assets on the Consolidated Balance Sheets, is initially recorded as the excess of the purchase price over the fair value of net assets acquired in a business combination and is subsequently evaluated at least annually for impairment. Goodwill impairment testing is performed at the reporting unit level, equivalent to a business segment or one level below. The Corporation has three reporting units: the Commercial Bank, the Retail Bank and Wealth Management.

The Corporation performs its annual evaluation of goodwill impairment in the third quarter of each year and may elect to perform a quantitative impairment analysis or first conduct a qualitative analysis to determine if a quantitative analysis is necessary. Additionally, the Corporation evaluates goodwill impairment on an interim basis if events or changes in circumstances between annual tests indicate additional testing may be warranted to determine if goodwill might be impaired. Factors considered in the assessment of the likelihood of impairment include macroeconomic conditions, industry and market considerations, stock performance of the Corporation and its peers, financial performance of the reporting units, and previous results of goodwill impairment tests, amongst other factors. Based on the results of the qualitative analysis, the Corporation determines whether a quantitative test is necessary. The quantitative test compares the estimated fair value of identified reporting units with their carrying amount, including goodwill. If the estimated fair value of the reporting unit is less than the carrying value, an impairment charge would be recorded for the excess, not to exceed the amount of goodwill allocated to the reporting unit.

Intangibles are amortized on an accelerated basis, based on the estimated period the economic benefits are expected to be received. Intangibles are reviewed for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment for a finite-lived intangible asset exists if the sum of the undiscounted cash flows expected to result from the use of the asset exceeds its carrying value.

Additional information regarding goodwill and intangibles can be found in Note 7.

Nonmarketable Equity Securities

The Corporation has certain investments that are not readily marketable. These investments include restricted equity investments, which are securities the Corporation is required to hold for various reasons, primarily Federal Home Loan Bank of Dallas (FHLB) and Federal Reserve Bank (FRB) stock. These securities are recorded at cost (par value) and evaluated for impairment based on the ultimate recoverability of the par value. If the Corporation does not expect to recover the full par value, the amount by which the par value exceeds the ultimately recoverable value would be charged to current earnings and the carrying value of the investment would be written down accordingly.

Derivative Instruments and Hedging Activities

Derivative instruments are carried at fair value in either accrued income and other assets or accrued expenses and other liabilities on the Consolidated Balance Sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and, further, by the type of hedging relationship. The Corporation presents derivative instruments at fair value on the Consolidated Balance Sheets on a net basis when a right of offset exists, based on transactions with a single counterparty and any cash collateral paid to and/ or received from that counterparty for derivative contracts that are subject to legally enforceable master netting arrangements.

For derivative instruments designated and qualifying as fair value hedges (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in the same consolidated statement of income line that is used to present the earnings effect of the hedged item during the period of the change in fair values. For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same consolidated statement of income line item as the earnings effect of the hedged item in the same period or periods during which the hedged transaction affects earnings. For risk management derivative instruments that are economic hedges (e.g.: de-designated hedging instruments), the gain or loss is recognized in risk management hedging (loss) income. Gains and losses for customer-related derivatives are recognized in capital markets income on the Consolidated Statements of Income during the period of change. The net change in derivatives is included in “other, net” operating activity within the Consolidated Statements of Cash Flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

To qualify for the use of hedge accounting, a derivative must be effective at inception and expected to be continuously effective in offsetting the risk being hedged. For derivatives designated as hedging instruments at inception, the Corporation uses either the short-cut method or applies statistical regression analysis to assess effectiveness. The short-cut method is used for $6.8 billion of notional of fair value hedges of medium- and long-term debt. This method allows for the assumption of perfect effectiveness and eliminates the requirement to further assess hedge effectiveness on these transactions. For hedge relationships to which the Corporation does not apply the short-cut method, statistical regression analysis is used at inception to assess whether the derivative is expected to be highly effective in offsetting changes in the fair value or cash flows of the hedged item. A statistical regression or qualitative analysis is performed at each reporting period thereafter to evaluate hedge effectiveness. As part of the adoption of Topic 848, certain hedge accounting requirements for qualifying modifications to derivative instruments due to LIBOR transition were suspended through the completion of LIBOR transition in third quarter 2023. For further information on Topic 848, refer to the “Loans” policy in this Note.

Further information on the Corporation’s derivative instruments and hedging activities is included in Note 8.

Financial Guarantees

Certain guarantee contracts or indemnification agreements that contingently require the Corporation, as guarantor, to make payments to the guaranteed party are initially measured at fair value and included in accrued expenses and other liabilities on the Consolidated Balance Sheets. The subsequent accounting for the liability depends on the nature of the underlying guarantee. The release from risk is accounted for under a particular guarantee when the guarantee expires or is settled, or by a systematic and rational amortization method.

Further information on the Corporation’s obligations under guarantees is included in Note 8.

Share-Based Compensation

The Corporation recognizes share-based compensation expense using the straight-line method over the requisite service period, generally based on the instruments’ grant-date fair value, for all stock awards, including those with graded vesting. The requisite service period is the period an employee is required to provide service in order to vest in the award, which cannot extend beyond the date at which the employee is no longer required to perform any service to receive the share-based compensation (i.e., the retirement-eligible date). Forfeiture of stock awards and dividend equivalents are accounted for as they occur.

Certain awards are contingent upon performance and/or market conditions, which affect the number of shares ultimately issued. The Corporation periodically evaluates the probable outcome of the performance conditions and makes cumulative adjustments to compensation expense as appropriate. Market conditions are included in the determination of the fair value of the award on the date of grant. Subsequent to the grant date, market conditions have no impact on the amount of compensation expense the Corporation will recognize over the life of the award.

Further information on the Corporation’s share-based compensation plans is included in Note 16.

Revenue Recognition

Revenue from contracts with customers comprises the noninterest income earned by the Corporation in exchange for services provided to customers and is recognized when services are completed or as they are rendered, although contracts are generally short-term by nature. Services provided over a period of time are typically transferred to customers evenly over the term of the contracts and revenue is recognized accordingly over the period services are provided. Contract receivables are included in accrued income and other assets on the Consolidated Balance Sheets. Payment terms vary by services offered, and the time between completion of performance obligations and payment is typically not significant.

Card Fees

Card fees comprise interchange and other fee income earned on government card, commercial card, debit/automated teller machine card and merchant payment processing programs. Card fees are presented net of network costs, as performance obligations for card services are limited to transaction processing and settlement with the card network on behalf of the customers. Fees for these services are primarily based on interchange rates set by the network and transaction volume. The Corporation also provides ongoing card program support services, for which fees are based on contractually agreed-upon prices and customer demand for services.

Service Charges on Deposit Accounts

Service charges on deposit accounts comprise charges on retail and business accounts, including fees for treasury management services. Treasury management services include transaction-based services related to payment processing, overdrafts, non-sufficient funds and other deposit account activity, as well as account management services that are provided over time. Business customers can earn credits depending on deposit balances maintained with the Corporation, which may be used to offset fees. Fees and credits are based on predetermined, agreed-upon rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Fiduciary Income

Fiduciary income includes fees and commissions from asset management, custody, recordkeeping, investment advisory and other services provided primarily to personal and institutional trust customers. Revenue is recognized as the services are performed and is based either on the market value of the assets managed or the services provided, as well as agreed-upon rates.

Commercial Lending Fees

Commercial lending fees include both revenue from contracts with customers (primarily loan servicing fees) and other sources of revenue. Commercial loan servicing fees are based on contractually agreed-upon prices and timing of services provided. Other sources of revenue in commercial lending fees primarily include fees assessed on the unused portion of commercial lines of credit (unused commitment fees).

Brokerage Fees

Brokerage fees include income from sales of select investment products of an independent financial services broker, net of commissions passed through to employees licensed by the independent broker to sell their products. Prior to November 2023, brokerage fees included commissions earned for facilitating securities transactions for customers, as well as other brokerage services provided. Revenue is recognized when services are completed and is based on the type of services provided and agreed-upon rates.

Other Revenues

Other revenues, consisting primarily of other retail fees, investment banking fees and insurance commissions, are typically recognized when services or transactions are completed and are based on the type of services provided and agreed-upon rates.

Except as discussed above, commissions and other incentives paid to employees are generally based on several internal and external metrics and, as a result, are not solely dependent on revenue generating activities.

Defined Benefit Pension and Other Postretirement Costs

Defined benefit pension costs are funded consistent with the requirements of federal laws and regulations. Inherent in the determination of defined benefit pension costs are assumptions concerning future events that will affect the amount and timing of required benefit payments under the plans. These include demographic assumptions such as retirement age and mortality, a compensation rate increase, a discount rate used to determine the current benefit obligation, form of payment election and a long-term expected rate of return on plan assets. Net periodic defined benefit pension expense includes service cost, interest cost based on the assumed discount rate, an expected return on plan assets based on an actuarially derived market-related value of assets (MRVA), amortization of prior service cost or credit and amortization of net actuarial gains or losses. The MRVA for fixed income securities and private placement assets is based on the fair value of plan assets, whereas the MRVA for other plan assets is determined by amortizing the current year’s investment gains and losses (the actual investment return net of the expected investment return) over 5 years. The amortization adjustment cannot exceed 10 percent of the fair value of assets. Prior service costs or credits include the impact of plan amendments on the liabilities and are amortized over the future service periods of active employees expected to receive benefits under the plan. Actuarial gains and losses result from experience different from that assumed and from changes in assumptions (excluding asset gains and losses not yet reflected in market-related values). Amortization of actuarial gains and losses is included as a component of net periodic defined benefit pension cost for a year if the actuarial net gain or loss exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the excess is amortized over the average remaining service period of participating employees expected to receive benefits under the plan. Service costs are included in salaries and benefits expense, while the other components of net periodic defined benefit pension expense are included in other noninterest expenses on the Consolidated Statements of Income.

Postretirement benefit costs includes service cost, interest cost based on the assumed discount rate, an expected return on plan assets based on an actuarially derived MRVA, amortization of prior service cost or credit and amortization of net actuarial gains or losses. The components of postretirement benefit costs follow similar policies and methodologies as defined benefit pensions costs. Postretirement benefits are recognized in other noninterest expenses on the Consolidated Statements of Income.

See Note 17 for further information regarding the Corporation’s defined benefit pension and other postretirement plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Income Taxes

The provision for income taxes is the sum of income taxes due for the current year and deferred taxes. The Corporation classifies interest and penalties on income tax liabilities and excess tax benefits and deficiencies resulting from employee stock awards in the provision for income taxes on the Consolidated Statements of Income.

Deferred taxes arise from temporary differences between the income tax basis and financial accounting basis of assets and liabilities. Deferred tax assets are evaluated for realization based on available evidence of projected future reversals of existing taxable temporary differences, foreign tax credit limitations, assumptions made regarding future events and, when applicable, state loss carryback capacity. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Earnings Per Share

Basic net income per common share is calculated using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each share of common stock and participating securities according to dividends declared (distributed earnings) and participation rights in undistributed earnings. Distributed and undistributed earnings are allocated between common and participating security shareholders based on their respective rights to receive dividends. Nonvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are considered participating securities (e.g., certain service-based restricted stock units). Undistributed net losses are not allocated to nonvested restricted shareholders, as these shareholders do not have a contractual obligation to fund the losses incurred by the Corporation. Net income attributable to common shares is then divided by the weighted-average number of common shares outstanding during the period.

Diluted net income per common share is calculated using the more dilutive of either the treasury method or the two-class method. The dilutive calculation considers common stock issuable under the assumed exercise of stock options and warrants, as well as service- and performance-based restricted stock units granted under the Corporation’s stock plans using the treasury stock method, if dilutive. Net income attributable to common shares is then divided by the total of weighted-average number of common shares and common stock equivalents outstanding during the period.

Statements of Cash Flows

Cash and cash equivalents are defined as those amounts included in cash and due from banks and interest-bearing deposits with banks on the Consolidated Balance Sheets.

Comprehensive Income (Loss)

The Corporation presents on an annual basis the components of net income and other comprehensive income in two separate, but consecutive statements and presents on an interim basis the components of net income and a total for comprehensive income in one continuous consolidated statement of comprehensive income.

Accounting Pronouncements Recently Adopted

Effective January 1, 2024, the Corporation adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2023-02, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method (a consensus of the Emerging Issues Task Force)” (ASU 2023-02). ASU 2023-02 expanded the permitted use of the proportional amortization method, which was previously only available to low-income housing tax credit investments, to other tax equity investments if certain conditions are met. Under the proportional amortization method, the initial cost of an investment is amortized in proportion to the income tax benefits received and both the amortization of the investment and the income tax benefits received are recognized as a component of income tax expense. ASU 2023-02 was adopted on a modified retrospective basis of transition or, for certain changes, a prospective basis and resulted in a reduction to retained earnings as of January 1, 2024 of $4 million.

In November 2023, the FASB issued ASU No. 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (ASU 2023-07). The update requires enhanced disclosures about significant segment expenses, enhanced interim disclosure requirements, clarification for when multiple segment measures of profit or loss can be disclosed, and other requirements intended to improve overall reportable segment disclosures in annual and interim periods. The Corporation adopted ASU 2023-07 for the annual period beginning on January 1, 2024 and interim periods beginning on January 1, 2025 with retrospective application to all prior periods presented. See Note 22 for further information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (ASU 2023-09). ASU 2023-09 requires additional annual disclosures including further disaggregation of information in the rate reconciliation, additional information for reconciling items meeting a quantitative threshold, further disaggregation of income taxes paid, and other required disclosures. ASU 2023-09 is effective for the Corporation in the annual period beginning on January 1, 2025 and applied on a prospective basis with both early adoption and retrospective application permitted. The Corporation is evaluating the impact of ASU 2023-09 to its disclosures.

In November 2024, the FASB issued ASU No. 2024-03 “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (ASU 2024-03). ASU 2024-03 requires additional interim and annual disclosures that further disaggregate certain expense captions into specified categories in a separate note to the financial statements, as well as certain qualitative information describing amounts not separately disaggregated. ASU 2024-03 is effective for the Corporation in the annual period beginning on January 1, 2027 and interim periods beginning on January 1, 2028 and can be applied on either a prospective or retrospective basis. The Corporation is evaluating the impact of ASU 2024-03 to its disclosures.

NOTE 2 - FAIR VALUE MEASUREMENTS

Note 1 contains information about the fair value hierarchy, descriptions of the valuation methodologies and key inputs used to measure financial assets and liabilities recorded at fair value, as well as a description of the methods and significant assumptions used to estimate fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following tables present the recorded amount of assets and liabilities measured at fair value on a recurring basis as of December 31, 2024 and 2023.

(in millions)	Total	Level 1	Level 2	Level 3
December 31, 2024
Deferred compensation plan assets	$89	$89	$—	$—
Equity securities	46	46	—	—
Investment securities available-for-sale:
U.S. Treasury securities	1,277	1,277	—	—
Residential mortgage-backed securities (a)	9,076	—	9,076	—
Commercial mortgage-backed securities (a)	4,692	—	4,692	—

Total investment securities available-for-sale	15,045	1,277	13,768	—
Derivative assets:
Interest rate contracts	177	—	177	—
Energy contracts	416	—	416	—
Foreign exchange contracts	73	—	73	—

Total derivative assets	666	—	666	—

Total assets at fair value	$15,846	$1,412	$14,434	$—

Derivative liabilities:
Interest rate contracts	$335	$—	$335	$—
Energy contracts	400	—	400	—
Foreign exchange contracts	59	—	59	—
Other financial derivative liabilities	6	—	—	6

Total derivative liabilities	800	—	794	6
Deferred compensation plan liabilities	91	91	—	—

Total liabilities at fair value	$891	$91	$794	$6

December 31, 2023
Deferred compensation plan assets	$104	$104	$—	$—
Equity securities	39	39	—	—
Investment securities available-for-sale:
U.S. Treasury securities	1,605	1,605	—	—
Residential mortgage-backed securities (a)	10,519	—	10,519	—
Commercial mortgage-backed securities (a)	4,745	—	4,745	—

Total investment securities available-for-sale	16,869	1,605	15,264	—
Derivative assets:
Interest rate contracts	225	—	225	—
Energy contracts	758	—	758	—
Foreign exchange contracts	36	—	36	—

Total derivative assets	1,019	—	1,019	—

Total assets at fair value	$18,031	$1,748	$16,283	$—

Derivative liabilities:
Interest rate contracts	$435	$—	$435	$—
Energy contracts	736	—	736	—
Foreign exchange contracts	35	—	35	—
Other financial derivative liabilities	12	—	—	12

Total derivative liabilities	1,218	—	1,206	12
Deferred compensation plan liabilities	104	104	—	—

Total liabilities at fair value	$1,322	$104	$1,206	$12

(a)	Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

There were no transfers of assets or liabilities recorded at fair value on a recurring basis into or out of Level 3 fair value measurements during the years ended December 31, 2024 and 2023.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table summarizes the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2024 and 2023.

	Balance at Beginning of Period	Net Realized/ Unrealized Gains (Pretax) Recorded in Earnings (a)		Balance at End of Period
(in millions)		Realized	Unrealized
Year Ended December 31, 2024
Derivative liabilities:
Other financial derivative liabilities	$(12)	$6	$—	$(6)

Year Ended December 31, 2023
Derivative liabilities:
Other financial derivative liabilities	$(12)	$—	$—	$(12)

(a)	Realized and unrealized gains and losses due to changes in fair value recorded in other noninterest income on the Consolidated Statements of Income.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Corporation may be required to record certain assets and liabilities at fair value on a nonrecurring basis. These include assets that are recorded at the lower of cost or fair value, and were recognized at fair value since it was less than cost at the end of the period.

The following table presents assets recorded at fair value on a nonrecurring basis at December 31, 2024 and 2023. No liabilities were recorded at fair value on a nonrecurring basis at December 31, 2024 and 2023.

(in millions)	Level 3
December 31, 2024
Loans:
Commercial	$69
Commercial mortgage	86
Residential mortgage	3

Total loans	158
Loans held-for-sale	216
Other real estate	3

Total assets at fair value	$377

December 31, 2023
Loans:
Commercial	$12
Commercial mortgage	16
International	16

Total loans	44
Loans held-for-sale	231
Other real estate	5

Total assets at fair value	$280

Level 3 assets recorded at fair value on a nonrecurring basis at December 31, 2024 and December 31, 2023 included loans with a specific allowance and certain bank property held for sale, both measured based on the fair value of collateral. The unobservable inputs were the additional adjustments applied by management to the appraised values to reflect such factors as non-current appraisals and revisions to estimated time to sell. These adjustments are determined based on qualitative judgments made by management on a case-by-case basis and are not observable inputs, although they are used in the determination of fair value. At December 31, 2024 and December 31, 2023, loans held-for-sale classified as Level 3 represented loans held-for-sale in less liquid markets requiring significant management assumptions when determining fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Estimated Fair Values of Financial Instruments Not Recorded at Fair Value on a Recurring Basis

The Corporation typically holds the majority of its financial instruments until maturity and thus does not expect to realize many of the estimated fair value amounts disclosed. The disclosures do not include estimated fair value amounts for items that are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles, the future earnings potential of significant customer relationships and the value of trust operations and other fee generating businesses. The Corporation believes the imprecision of an estimate could be significant. The disclosures also do not include a limited amount of nonmarketable equity securities (primarily indirect private equity and venture capital investments) that do not have a readily determinable fair value and whose fair values are based on net asset value.

The carrying amount and estimated fair value of financial instruments not recorded at fair value in their entirety on a recurring basis on the Corporation’s Consolidated Balance Sheets are as follows:

	Carrying Amount	Estimated Fair Value
(in millions)		Total	Level 1	Level 2	Level 3
December 31, 2024
Assets
Cash and due from banks	$850	$850	$850	$—	$—
Interest-bearing deposits with banks	5,954	5,954	5,954	—	—
Other short-term investments	21	21	21	—	—
Total loans, net of allowance for loan losses (a)	49,849	49,436	—	—	49,436
Liabilities
Demand deposits	59,277	59,277	—	59,277	—
Time deposits	4,534	4,555	—	4,555	—

Total deposits	63,811	63,832	—	63,832	—
Medium- and long-term debt	6,673	6,780	—	6,780	—
Credit-related financial instruments	(64)	(64)	—	—	(64)

December 31, 2023
Assets
Cash and due from banks	$1,443	$1,443	$1,443	$—	$—
Interest-bearing deposits with banks	8,059	8,059	8,059	—	—
Other short-term investments	24	24	24	—	—
Total loans, net of allowance for loan losses (a)	51,425	50,633	—	—	50,633
Liabilities
Demand deposits	58,476	58,476	—	58,476	—
Time deposits	8,286	8,391	—	8,391	—

Total deposits	66,762	66,867	—	66,867	—
Short-term borrowings	3,565	3,565	3,565	—	—
Medium- and long-term debt	6,206	6,207	—	6,207	—
Credit-related financial instruments	(72)	(72)	—	—	(72)

(a)	Included $158 million and $44 million of loans recorded at fair value on a nonrecurring basis at December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 3 - INVESTMENT SECURITIES

A summary of the Corporation’s investment securities follows:

(in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2024
Investment securities available-for-sale:
U.S. Treasury securities	$1,277	$1	$1	$1,277
Residential mortgage-backed securities (a)	11,380	—	2,304	9,076
Commercial mortgage-backed securities (a)	5,261	—	569	4,692

Total investment securities available-for-sale	$17,918	$1	$2,874	$15,045

December 31, 2023
Investment securities available-for-sale:
U.S. Treasury securities	$1,681	$—	$76	$1,605
Residential mortgage-backed securities (a)	12,607	—	2,088	10,519
Commercial mortgage-backed securities (a)	5,253	—	508	4,745

Total investment securities available-for-sale	$19,541	$—	$2,672	$16,869

(a)	Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

A summary of the Corporation’s investment securities in an unrealized loss position as of December 31, 2024 and 2023 follows:

	Less than 12 Months		12 Months or more		Total
(in millions, except securities count)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Count
December 31, 2024
U.S. Treasury securities	$438	$—	$25	$1	$463	$1	7
Residential mortgage-backed securities (a)	—	—	9,074	2,304	9,074	2,304	913
Commercial mortgage-backed securities (a)	14	—	4,678	569	4,692	569	252

Total temporarily impaired securities	$452	$—	$13,777	$2,874	$14,229	$2,874	1,172

December 31, 2023
U.S. Treasury securities	$—	$—	$1,605	$76	$1,605	$76	19
Residential mortgage-backed securities (a)	10	—	10,507	2,088	10,517	2,088	978
Commercial mortgage-backed securities (a)	—	—	4,745	508	4,745	508	253

Total temporarily impaired securities	$10	$—	$16,857	$2,672	$16,867	$2,672	1,250

(a)	Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

Unrealized losses on investment securities resulted from changes in market interest rates. The Corporation’s portfolio is comprised of securities issued or guaranteed by the U.S. government agencies or government-sponsored enterprises. As such, it is expected that the securities would not be settled at a price less than the amortized cost of the investments. Further, the Corporation does not intend to sell the investments, and it is not more-likely-than-not that it will be required to sell the investments before recovery of amortized costs. No allowance for credit losses was recorded on securities in an unrealized loss position at December 31, 2024 or December 31, 2023.

Interest receivable on investment securities totaled $38 million and $40 million at December 31, 2024 and 2023, respectively, and was included in accrued income and other assets on the Consolidated Balance Sheets. The investment securities portfolio included floating-rate securities with a fair value of $3 million and $4 million at December 31, 2024 and 2023, respectively.

During the year ended December 31, 2024, the Corporation repositioned a portion of its securities portfolio by selling $827 million of U.S. Treasury securities, resulting in a $19 million loss (reported as “net losses on debt securities” on the Consolidated Statements of Income), replacing them with higher-yielding U.S. Treasury securities. There were no sales, calls or write-downs of investment securities available-for-sale for the years ended December 31, 2023 or 2022.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table summarizes the amortized cost and fair values of investment securities by contractual maturity. Securities with multiple maturity dates are classified in the period of final maturity. The actual cash flows of mortgage-backed securities may differ as borrowers of the underlying loans may exercise prepayment options. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in millions)
December 31, 2024	Amortized Cost	Fair Value
Contractual maturity
Within one year	$306	$306
After one year through five years	1,312	1,292
After five years through ten years	5,119	4,564
After ten years	11,181	8,883

Total investment securities	$17,918	$15,045

At December 31, 2024, investment securities with a carrying value of $7.0 billion were pledged where permitted or required by law. Pledges included $6.0 billion to the Federal Home Loan Bank (FHLB) as collateral for current advances and potential future borrowings as well as $1.0 billion to secure $357 million of liabilities, consisting of trust deposits, deposits of public entities and state and local government agencies as well as derivative instruments. For information on FHLB borrowings, refer to Note 12.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 4 - CREDIT QUALITY AND ALLOWANCE FOR CREDIT LOSSES

The following table presents an aging analysis of the amortized cost basis of loans.

	Loans Past Due and Still Accruing
(in millions)	30-59 Days	60-89 Days	90 Days or More	Total	Nonaccrual Loans	Current Loans	Total Loans
December 31, 2024
Business loans:
Commercial	$50	$16	$13	$79	$125	$26,288	$26,492
Real estate construction:
Commercial Real Estate business line (a)	—	—	—	—	—	3,358	3,358
Other business lines (b)	—	—	—	—	—	322	322

Total real estate construction	—	—	—	—	—	3,680	3,680
Commercial mortgage:
Commercial Real Estate business line (a)	75	8	—	83	49	5,912	6,044
Other business lines (b)	11	7	31	49	69	8,331	8,449

Total commercial mortgage	86	15	31	132	118	14,243	14,493
Lease financing	12	—	—	12	1	709	722
International	—	—	—	—	—	952	952

Total business loans	148	31	44	223	244	45,872	46,339
Retail loans:
Residential mortgage	5	5	—	10	37	1,882	1,929
Consumer:
Home equity	11	3	—	14	27	1,761	1,802
Other consumer	16	—	—	16	—	453	469

Total consumer	27	3	—	30	27	2,214	2,271

Total retail loans	32	8	—	40	64	4,096	4,200

Total loans	$180	$39	$44	$263	$308	$49,968	$50,539

December 31, 2023
Business loans:
Commercial	$48	$14	$10	$72	$75	$27,104	$27,251
Real estate construction:
Commercial Real Estate business line (a)	—	—	—	—	—	4,570	4,570
Other business lines (b)	3	—	—	3	2	508	513

Total real estate construction	3	—	—	3	2	5,078	5,083
Commercial mortgage:
Commercial Real Estate business line (a)	5	—	—	5	18	4,704	4,727
Other business lines (b)	49	12	9	70	23	8,866	8,959

Total commercial mortgage	54	12	9	75	41	13,570	13,686
Lease financing	4	—	—	4	—	803	807
International	—	—	1	1	20	1,081	1,102

Total business loans	109	26	20	155	138	47,636	47,929
Retail loans:
Residential mortgage	10	6	—	16	19	1,854	1,889
Consumer:
Home equity	11	5	—	16	21	1,755	1,792
Other consumer	31	—	—	31	—	472	503

Total consumer	42	5	—	47	21	2,227	2,295

Total retail loans	52	11	—	63	40	4,081	4,184

Total loans	$161	$37	$20	$218	$178	$51,717	$52,113

(a)	Primarily loans to real estate developers.
(b)	Primarily loans secured by owner-occupied real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table presents loans by credit quality indicator and vintage year. Credit quality indicator is based on internal risk ratings assigned to each business loan at the time of approval and subjected to subsequent reviews, generally at least annually, and to pools of retail loans with similar risk characteristics. Vintage year is the year of origination or major modification.

	December 31, 2024
	Vintage Year
(in millions)	2024	2023	2022	2021	2020	Prior	Revolvers	Revolvers Converted to Term	Total
Business loans:
Commercial:
Pass (a)	$3,313	$2,129	$1,856	$1,127	$358	$1,192	$15,173	$15	$25,163
Criticized (b)	90	160	179	185	33	59	621	2	1,329

Total commercial	3,403	2,289	2,035	1,312	391	1,251	15,794	17	26,492
Commercial gross charge-offs	1	1	9	29	9	12	10	1	72

Real estate construction
Pass (a)	137	703	1,987	550	19	23	223	—	3,642
Criticized (b)	—	—	36	—	—	2	—	—	38

Total real estate construction	137	703	2,023	550	19	25	223	—	3,680
Commercial mortgage
Pass (a)	1,423	1,574	3,339	2,576	1,301	2,414	793	—	13,420
Criticized (b)	105	187	350	102	111	208	10	—	1,073

Total commercial mortgage	1,528	1,761	3,689	2,678	1,412	2,622	803	—	14,493
Commercial mortgage gross charge-offs	—	—	11	—	—	5	—	—	16

Lease financing
Pass (a)	262	226	38	80	30	80	—	—	716
Criticized (b)	3	1	1	—	—	1	—	—	6

Total lease financing	265	227	39	80	30	81	—	—	722
Lease financing gross charge-offs	1	—	3	—	—	—	—	—	4
International
Pass (a)	237	112	142	60	19	27	347	—	944
Criticized (b)	7	—	—	—	—	—	1	—	8

Total international	244	112	142	60	19	27	348	—	952
International gross charge-offs	1	—	—	—	—	—	—	—	1

Total business loans	5,577	5,092	7,928	4,680	1,871	4,006	17,168	17	46,339
Retail loans:
Residential mortgage
Pass (a)	181	236	274	349	415	434	—	—	1,889
Criticized (b)	5	1	4	2	4	24	—	—	40

Total residential mortgage	186	237	278	351	419	458	—	—	1,929

Consumer:
Home equity
Pass (a)	—	—	—	—	—	5	1,681	82	1,768
Criticized (b)	—	—	—	—	—	—	28	6	34

Total home equity	—	—	—	—	—	5	1,709	88	1,802
Other consumer
Pass (a)	30	10	28	7	6	41	345	—	467
Criticized (b)	—	—	2	—	—	—	—	—	2

Total other consumer	30	10	30	7	6	41	345	—	469
Other consumer gross charge-offs	1	—	—	—	—	1	—	—	2

Total consumer	30	10	30	7	6	46	2,054	88	2,271

Total retail loans	216	247	308	358	425	504	2,054	88	4,200

Total loans	$5,793	$5,339	$8,236	$5,038	$2,296	$4,510	$19,222	$105	$50,539

Table continues on the following page.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	December 31, 2023
	Vintage Year
	2023	2022	2021	2020	2019	Prior	Revolvers	Revolvers Converted to Term	Total
Business loans:
Commercial:
Pass (a)	$3,105	$3,013	$2,072	$593	$610	$1,033	$15,394	$13	$25,833
Criticized (b)	85	169	226	42	59	75	760	2	1,418

Total commercial	3,190	3,182	2,298	635	669	1,108	16,154	15	27,251
Commercial gross charge-offs	1	11	2	1	11	12	3	1	42

Real estate construction:
Pass (a)	503	2,205	1,581	329	43	36	288	—	4,985
Criticized (b)	2	53	34	2	7	—	—	—	98

Total real estate construction	505	2,258	1,615	331	50	36	288	—	5,083

Commercial mortgage:
Pass (a)	1,680	3,129	2,173	1,786	981	2,271	893	—	12,913
Criticized (b)	15	232	99	34	248	141	4	—	773

Total commercial mortgage	1,695	3,361	2,272	1,820	1,229	2,412	897	—	13,686
Commercial mortgage gross charge-offs	—	—	—	—	3	1	—	—	4

Lease financing
Pass (a)	173	319	110	47	34	94	—	—	777
Criticized (b)	5	8	3	3	7	4	—	—	30

Total lease financing	178	327	113	50	41	98	—	—	807

International
Pass (a)	286	168	89	35	76	2	415	—	1,071
Criticized (b)	15	2	7	—	—	6	1	—	31

Total international	301	170	96	35	76	8	416	—	1,102
International gross charge-offs	12	—	—	—	—	1	—	—	13

Total business loans	5,869	9,298	6,394	2,871	2,065	3,662	17,755	15	47,929
Retail loans:
Residential mortgage
Pass (a)	254	296	373	450	131	360	—	—	1,864
Criticized (b)	2	—	1	—	—	22	—	—	25

Total residential mortgage	256	296	374	450	131	382	—	—	1,889
Consumer:
Home equity
Pass (a)	—	—	—	—	—	8	1,695	59	1,762
Criticized (b)	—	—	—	—	—	—	28	2	30

Total home equity	—	—	—	—	—	8	1,723	61	1,792
Home equity gross charge-offs	—	—	—	—	—	—	2	—	2

Other consumer
Pass (a)	23	38	22	8	4	46	362	—	503

Total other consumer	23	38	22	8	4	46	362	—	503
Other consumer gross charge-offs	—	—	—	—	1	—	—	—	1

Total consumer	23	38	22	8	4	54	2,085	61	2,295

Total retail loans	279	334	396	458	135	436	2,085	61	4,184

Total loans	$6,148	$9,632	$6,790	$3,329	$2,200	$4,098	$19,840	$76	$52,113

(a)	Includes all loans not included in the categories of special mention, substandard or nonaccrual.
(b)

Includes loans with an internal rating of special mention, substandard loans for which the accrual of interest has not been discontinued and nonaccrual loans. Special mention loans have potential credit weaknesses that deserve management’s close attention, such as loans to borrowers who may be experiencing financial difficulties that may result in deterioration of repayment prospects from the borrower at some future date. Accruing substandard loans have a well-defined weakness, or weaknesses, such as loans to borrowers who may be experiencing losses from operations or inadequate liquidity of a degree and duration that jeopardizes the orderly repayment of the loan. Substandard loans are also distinguished by the distinct possibility of loss in the future if these weaknesses are not corrected. Nonaccrual loans are loans for which the accrual of interest has been discontinued. For further information regarding nonaccrual loans, refer to the Nonperforming Assets subheading in Note 1—Basis of Presentation and Accounting Policies. These categories are generally consistent with the “special mention” and “substandard” categories as defined by regulatory authorities. A minority of nonaccrual loans are consistent with the “doubtful” category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Loan interest receivable totaled $266 million and $313 million at December 31, 2024 and 2023, respectively, and was included in accrued income and other assets on the Consolidated Balance Sheets.

Allowance for Credit Losses

The following table details the changes in the allowance for credit losses.

	2024			2023			2022
(in millions)	Business Loans	Retail Loans	Total	Business Loans	Retail Loans	Total	Business Loans	Retail Loans	Total
Years Ended December 31,
Balance at beginning of period:
Allowance for loan losses	$620	$68	$688	$541	$69	$610	$531	$57	$588
Allowance for credit losses on lending-related commitments	31	9	40	40	11	51	24	6	30

Allowance for credit losses	651	77	728	581	80	661	555	63	618
Loan charge-offs	(93)	(2)	(95)	(59)	(3)	(62)	(65)	(3)	(68)
Recoveries on loans previously charged-off	41	2	43	38	2	40	47	4	51

Net loan (charge-offs) recoveries	(52)	—	(52)	(21)	(1)	(22)	(18)	1	(17)
Provision for credit losses:
Provision for loan losses	57	(3)	54	100	—	100	28	11	39
Provision for credit losses on lending-related commitments	(3)	(2)	(5)	(9)	(2)	(11)	16	5	21

Provision for credit losses	54	(5)	49	91	(2)	89	44	16	60
Balance at end of period:
Allowance for loan losses	625	65	690	620	68	688	541	69	610
Allowance for credit losses on lending-related commitments	28	7	35	31	9	40	40	11	51

Allowance for credit losses	$653	$72	$725	$651	$77	$728	$581	$80	$661

Allowance for loan losses as a percentage of total loans	1.35%	1.55%	1.37%	1.29%	1.63%	1.32%	1.10%	1.67%	1.14%
Allowance for credit losses as a percentage of total loans	1.41	1.73	1.44	1.36	1.85	1.40	1.18	1.96	1.24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Nonaccrual Loans

The following table presents additional information regarding nonaccrual loans. Interest income of $16 million, $9 million and $12 million was recognized on nonaccrual loans for the years ended December 31, 2024, 2023 and 2022, respectively.

(in millions)	Nonaccrual Loans with No Related Allowance	Nonaccrual Loans with Related Allowance	Total Nonaccrual Loans
December 31, 2024
Business loans:
Commercial	$9	$116	$125
Commercial mortgage:
Commercial Real Estate business line (b)	—	49	49
Other business lines (a)	7	62	69

Total commercial mortgage	7	111	118
Lease financing	—	1	1

Total business loans	16	228	244
Retail loans:
Residential mortgage	37	—	37
Consumer:
Home equity	27	—	27

Total consumer	27	—	27

Total retail loans	64	—	64

Total nonaccrual loans	$80	$228	$308

December 31, 2023
Business loans:
Commercial	$47	$28	$75
Real estate construction:
Other business lines (a)	2	—	2
Commercial mortgage:
Commercial Real Estate business line (b)	—	18	18
Other business lines (a)	17	6	23

Total commercial mortgage	17	24	41
International	3	17	20

Total business loans	69	69	138
Retail loans:
Residential mortgage	19	—	19
Consumer:
Home equity	21	—	21
Total consumer	21	—	21

Total retail loans	40	—	40

Total nonaccrual loans	$109	$69	$178

(a)	Primarily loans secured by owner-occupied real estate.
(b)	Primarily loans to real estate developers.

Foreclosed Properties

Foreclosed properties were insignificant at December 31, 2024 and December 31, 2023. Retail loans secured by residential real estate properties in process of foreclosure included in nonaccrual loans were $4 million at December 31, 2024 and insignificant at December 31, 2023.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Loan Modifications Made to Borrowers Experiencing Financial Difficulty

The following table displays the amortized cost basis of loan modifications made to borrowers experiencing financial difficulty that were restructured, by type of modification.

(in millions)	Term Extension (a)	Payment Delay (a)	Interest Rate Reduction	Combinations (b)	Total	Percent of Total Class
Year Ended December 31, 2024
Business loans:
Commercial	$199	$—	$—	$28	$227	0.86%
Commercial mortgage:
Other business lines (c)	40	—	—	—	40	0.47

Total commercial mortgage	40	—	—	—	40	0.27

International	1	—	—	4	5	0.54

Total business loans	240	—	—	32	272	0.59

Retail loans:
Residential mortgage	5	—	—	—	5	0.26
Consumer:
Home equity	—	3	5	2	10	0.58

Total consumer	—	3	5	2	10	0.46

Total retail loans	5	3	5	2	15	0.37

Total loans	$245	$3	$5	$34	$287	0.57%

Year Ended December 31, 2023
Business loans:
Commercial	$92	$20	$10	$2	$124	0.46%
Real estate construction:
Other business lines (c)	10	—	—	—	10	1.92

Total real estate construction	10	—	—	—	10	0.19

Commercial mortgage:
Other business lines (c)	15	—	—	10	25	0.28

Total commercial mortgage	15	—	—	10	25	0.18

Total business loans	117	20	10	12	159	0.33

Retail loans:
Consumer:
Home equity	1	—	1	1	3	0.16

Total consumer	1	—	1	1	3	0.13

Total retail loans	1	—	1	1	3	0.07

Total loans	$118	$20	$11	$13	$162	0.31%

(a)

Represents loan balances where terms were extended or payments were delayed by a more than an insignificant time period, typically more than 180 days, at or above contractual interest rates. See Note 1 to the consolidated financial statements for further information.

(b)

Relates to FDMs where more than one type of modification was made. For the year ended December 31, 2024, this primarily related to modifications where the payment was delayed and the term was extended. For the year ended December 31, 2023, this primarily related to modifications where the interest was reduced and the term was extended.

(c)	Primarily loans secured by owner-occupied real estate.

There was no commitment to lend additional funds to borrowers experiencing financial difficulty whose terms had been restructured at December 31, 2024 and December 31, 2023.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table summarizes the financial impacts of loan modifications made to specific loans.

	Weighted-Average Term Extension (in months)	Weighted-Average Interest Rate Reduction
Year Ended December 31, 2024
Business loans:
Commercial	12.7	(1.21)%
Commercial mortgage:
Other business lines (a)	14.1	—

Total commercial mortgage	14.1	—

International	46.1	—

Total business loans	13.6	(1.21)

Retail loans:
Residential mortgage	95.1	—
Consumer:
Home equity	117.0	(3.97)

Total consumer	117.0	(3.97)

Total retail loans	102.2	(3.97)

Total loans	15.9	(2.20)

Year Ended December 31, 2023
Business loans:
Commercial	10.4	(2.01)%
Real estate construction:
Other business lines (a)	9.3	—

Total real estate construction	9.3	—
Commercial mortgage:
Other business lines (a)	17.6	(0.68)

Total commercial mortgage	17.6	(0.68)

Total business loans	11.7	(1.35)

Retail loans:
Consumer:
Home equity	145.4	(3.01)

Total consumer	145.4	(3.01)

Total retail loans	145.4	(3.01)

Total loans	13.1	(1.49)%

(a)	Primarily loans secured by owner-occupied real estate.

During the year ended December 31, 2024, modifications to borrowers experiencing financial difficulty included restructurings with other-than-insignificant payment delays of $4 million in the Commercial category, $2 million in the International category and $3 million in the Home Equity category, compared to $6 million in the Commercial category at December 31, 2023.

On an ongoing basis, the Corporation monitors the performance of modified loans related to their restructured terms. Of the loans restructured during the year, $10 million were past due at December 31, 2024 compared to all being current at December 31, 2023. Nonperforming restructured loans are classified as nonaccrual loans and are individually evaluated in the allowance for loan losses.

For restructured loans, a subsequent payment default is defined in terms of delinquency, when a principal or interest payment is 90 days past due or classified into nonaccrual status during the reporting period. Of the loans restructured during the 12 month period ended December 31, 2024, there were $13 million of Commercial loans that subsequently defaulted. There were no subsequent defaults as of December 31, 2023 of loans restructured during that 12 month period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 5 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk may exist when a number of borrowers are engaged in similar activities, or activities in the same geographic region, and have similar economic characteristics that would cause them to be similarly impacted by changes in economic or other conditions. Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of credit policies. The Corporation is a regional financial services holding company with a geographic concentration of its on-balance-sheet and off-balance-sheet activities in five primary geographic markets - Texas, California, Michigan, Arizona and Florida - and secondarily in several mountain, southeastern and other states, and in Canada and Mexico.

At December 31, 2024, the Corporation’s concentration of credit risk with the commercial real estate industry, which includes a portfolio of real estate construction and commercial mortgage loans, represented 36 percent of total loans. The following table summarizes the Corporation’s commercial real estate loan portfolio by loan category.

(in millions)
December 31	2024	2023
Real estate construction loans:
Commercial Real Estate business line (a)	$3,358	$4,570
Other business lines (b)	322	513

Total real estate construction loans	3,680	5,083
Commercial mortgage loans:
Commercial Real Estate business line (a)	6,044	4,727
Other business lines (b)	8,449	8,959

Total commercial mortgage loans	14,493	13,686

Total commercial real estate loans	$18,173	$18,769

Total unused commitments on commercial real estate loans	$3,130	$4,382

(a)	Primarily loans to real estate developers.
(b)	Primarily loans secured by owner-occupied real estate.

The Corporation also has a concentration of credit risk with the automotive industry, which represented 12 percent of total loans at December 31, 2024. Outstanding loans, included in commercial loans on the Consolidated Balance Sheets, and total exposure (outstanding loans, unused commitments and standby letters of credit) to companies related to the automotive industry were as follows:

(in millions)
December 31	2024	2023
Automotive loans:
Production	$764	$848
Dealer	5,513	6,191

Total automotive loans	$6,277	$7,039

Total automotive exposure:
Production	$1,661	$1,744
Dealer	8,675	10,418

Total automotive exposure	$10,336	$12,162

NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment by major category follows:

(in millions)
December 31	2024	2023
Land	$78	$81
Buildings and improvements	804	768
Furniture and equipment	476	536

Total cost	1,358	1,385
Less: Accumulated depreciation and amortization	(885)	(940)

Net book value	$473	$445

The Corporation conducts a portion of its business from leased facilities and leases certain equipment. Refer to Note 25 for more information on leased facilities and equipment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Other assets included unamortized capitalized software costs of $137 million and $106 million at December 31, 2024 and 2023, respectively. Noninterest expenses included software amortization expense of $28 million, $26 million and $25 million for the years ending December 31, 2024, 2023 and 2022, respectively.

NOTE 7 - GOODWILL AND INTANGIBLES

The following table summarizes the carrying value of goodwill by reporting unit for the years ended December 31, 2024 and 2023.

(in millions)
December 31	2024	2023
Commercial Bank	$473	$473
Retail Bank	101	101
Wealth Management	61	61

Total	$635	$635

The Corporation performs its annual evaluation of goodwill impairment in the third quarter of each year and may elect to perform a quantitative impairment analysis or first conduct a qualitative analysis to determine if a quantitative analysis is necessary. In addition, the Corporation evaluates goodwill impairment on an interim basis if events or changes in circumstances between annual tests indicate additional testing may be warranted to determine if goodwill might be impaired.

In 2024 and 2023, the annual test of goodwill impairment was performed as of the beginning of the third quarter. In the 2024 period, a qualitative assessment resulted in the Corporation determining goodwill was not impaired, as it was more likely than not that the fair value of each reporting unit exceeded its carrying value. In the 2023 period, a quantitative assessment resulted in the Corporation determining that goodwill was not impaired, as the estimated fair value of the reporting units were each greater than their respective carrying values.

NOTE 8 - DERIVATIVE AND CREDIT-RELATED FINANCIAL INSTRUMENTS

In the normal course of business, the Corporation enters into various transactions involving derivative and credit-related financial instruments to manage exposure to fluctuations in interest rate, foreign currency and other market risks and to meet the financing needs of customers (customer-initiated derivatives). These financial instruments involve, to varying degrees, elements of market and credit risk. Market and credit risk are included in the determination of fair value.

Market risk is the potential loss that may result from movements in interest rates, foreign currency exchange rates or energy commodity prices that cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing monetary exposure limits and monitoring compliance with those limits. Market risk inherent in interest rate and energy contracts entered into on behalf of customers is mitigated by taking offsetting positions, except in those circumstances when the amount, tenor and/or contract rate level results in negligible economic risk, whereby the cost of purchasing an offsetting contract is not economically justifiable. The Corporation mitigates most of the inherent market risk in foreign exchange contracts entered into on behalf of customers by taking offsetting positions and manages the remainder through individual foreign currency position limits and aggregate value-at-risk limits. Position and value-at-risk limits are established annually and monitored daily. Market risk inherent in derivative instruments held or issued for risk management purposes is typically offset by changes in the fair value of the assets or liabilities being hedged.

Credit risk is the possible loss that may occur in the event of nonperformance by the counterparty to a financial instrument. The Corporation attempts to minimize credit risk arising from customer-initiated derivatives by evaluating the creditworthiness of each customer, adhering to the same credit approval process used for traditional lending activities and obtaining collateral as deemed necessary. Derivatives with dealer counterparties are either cleared through a clearinghouse or settled directly with a single counterparty. For derivatives settled directly with dealer counterparties, the Corporation utilizes counterparty risk limits and monitoring procedures as well as master netting arrangements and bilateral collateral agreements to facilitate the management of credit risk.

Included in the fair value of derivative instruments are credit valuation adjustments reflecting counterparty credit risk. These adjustments are determined by applying a credit spread for the counterparty or the Corporation, as appropriate, to the total expected exposure of the derivative. Master netting arrangements effectively reduce credit valuation adjustments by permitting settlement of positive and negative positions and offset cash collateral held with the same counterparty on a net basis. Bilateral collateral agreements require daily exchange of cash or highly rated securities issued by the U.S. Treasury or other U.S. government entities to collateralize amounts due to either party. At December 31, 2024, counterparties with bilateral

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

collateral agreements deposited $85 million of cash with the Corporation to secure the fair value of contracts in an unrealized gain position, and the Corporation had pledged $2 million of marketable investment securities and posted an insignificant amount of cash as collateral for contracts in an unrealized loss position. For those counterparties not covered under bilateral collateral agreements, collateral is obtained, if deemed necessary, based on the results of management’s credit evaluation of the counterparty. Collateral varies, but may include cash, investment securities, accounts receivable, equipment or real estate.

Derivative Instruments

Derivative instruments utilized by the Corporation are negotiated over-the-counter and primarily include swaps, caps and floors, forward contracts and options, each of which may relate to interest rates, energy commodity prices or foreign currency exchange rates. Swaps are agreements in which two parties periodically exchange cash payments based on specified indices applied to a specified notional amount until a stated maturity. Caps and floors are agreements which entitle the buyer to receive cash payments based on the difference between a specified reference rate or price and an agreed strike rate or price, applied to a specified notional amount until a stated maturity. Forward contracts are over-the-counter agreements to buy or sell an asset at a specified future date and price. Options are similar to forward contracts except the purchaser has the right, but not the obligation, to buy or sell the asset during a specified period or at a specified future date.

Over-the-counter contracts are tailored to meet the needs of the counterparties involved and, therefore, contain a greater degree of credit risk and liquidity risk than exchange-traded contracts, which have standardized terms and readily available price information. The Corporation reduces exposure to market and liquidity risks from over-the-counter derivative instruments entered into for risk management purposes, and transactions entered into to mitigate the market risk associated with customer-initiated transactions, by taking offsetting positions with investment grade domestic and foreign financial institutions and subjecting counterparties to credit approvals, limits and collateral monitoring procedures similar to those used in making other extensions of credit. In addition, certain derivative contracts executed bilaterally with a dealer counterparty in the over-the-counter market are cleared through a clearinghouse, whereby the clearinghouse becomes the counterparty to the transaction.

The following table presents the composition of the Corporation’s derivative instruments held or issued for risk management purposes or in connection with customer-initiated and other activities at December 31, 2024 and 2023. The table excludes a derivative related to the Corporation’s 2008 sale of its remaining ownership of Visa shares and includes accrued interest receivable and payable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	December 31, 2024			December 31, 2023
		Fair Value			Fair Value
(in millions)	Notional/ Contract Amount (a)	Gross Derivative Assets	Gross Derivative Liabilities	Notional/ Contract Amount (a)	Gross Derivative Assets	Gross Derivative Liabilities
Risk management purposes
Derivatives designated as hedging instruments
Interest rate contracts:
Fair value swaps - receive fixed/ pay floating	$6,800	$—	$—	$6,300	$—	$—
Cash flow swaps - receive fixed/ pay floating (b)	23,350	—	3	24,850	—	8
Derivatives used as economic hedges
Foreign exchange contracts:
Spot, forwards and swaps	453	3	—	560	1	3

Total risk management purposes	30,603	3	3	31,710	1	11

Customer-initiated and other activities
Interest rate contracts:
Caps and floors written	1,781	—	12	1,577	—	18
Caps and floors purchased	1,781	12	—	1,577	18	—
Swaps	19,189	165	320	19,316	207	409

Total interest rate contracts	22,751	177	332	22,470	225	427

Energy contracts:
Caps and floors written	3,460	—	201	3,719	3	291
Caps and floors purchased	3,460	202	—	3,719	292	3
Swaps	6,338	214	199	6,368	463	442

Total energy contracts	13,258	416	400	13,806	758	736

Foreign exchange contracts:
Spot, forwards, options and swaps	3,117	70	59	2,751	35	32

Total customer-initiated and other activities	39,126	663	791	39,027	1,018	1,195

Total gross derivatives	$69,729	666	794	$ 70,737	1,019	1,206

Amounts offset in the Consolidated Balance Sheets:
Netting adjustment - Offsetting derivative assets/liabilities		(330)	(330)		(311)	(311)
Netting adjustment - Cash collateral received/posted		(80)	—		(143)	(13)

Net derivatives included in the Consolidated Balance Sheets (c)		256	464		565	882
Amounts not offset in the Consolidated Balance Sheets:
Marketable securities pledged under bilateral collateral agreements		(143)	(2)		(501)	(4)

Net derivatives after deducting amounts not offset in the Consolidated Balance Sheets		$113	$462		$64	$878

(a)

Notional or contractual amounts, which represent the extent of involvement in the derivatives market, are used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected on the Consolidated Balance Sheets.

(b)	December 31, 2023 included $2 billion of forward starting swaps that became effective on their contractual start dates in 2024. There were no forward starting swaps at December 31, 2024.
(c)

Net derivative assets are included in accrued income and other assets and net derivative liabilities are included in accrued expenses and other liabilities on the Consolidated Balance Sheets. Included in the fair value of net derivative assets and net derivative liabilities are credit valuation adjustments reflecting counterparty credit risk and credit risk of the Corporation. The fair value of net derivative assets included credit valuation adjustments for counterparty credit risk of $1 million and $3 million at December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Risk Management

The Corporation’s derivative instruments used for managing interest rate risk include cash flow hedging strategies that convert variable-rate loans to fixed rates and fair value hedging strategies that convert fixed-rate medium-and long-term debt to variable rates. Interest and fees on loans included net expense from cash flow swaps of $637 million, $602 million and $25 million for the years ended December 31, 2024, 2023 and 2022, respectively.

The following table details the effects of fair value hedging on the Consolidated Statements of Comprehensive Income.

(in millions)	Interest on Medium-and Long-Term Debt
Years Ended December 31	2024	2023	2022
Total interest on medium-and long-term debt (a)	$463	$378	$87
Fair value hedging relationships:
Interest rate contracts:
Hedged items	335	265	112
Derivatives designated as hedging instruments	128	113	(25)

(a)	Includes the effects of hedging.

The following tables summarize the expected weighted average remaining maturity of the notional amount of risk management interest rate swaps, the weighted average interest rates associated with amounts expected to be received or paid on interest rate swap agreements, and for fair value swaps, the carrying amount of the related hedged items, as of December 31, 2024 and 2023.

Cash flow swaps - receive fixed/pay floating rate on variable-rate loans (a)

(dollar amounts in millions)	December 31, 2024	December 31, 2023
Weighted average:
Time to maturity (in years)	3.1	3.9
Receive rate (b)	2.55%	2.43%
Pay rate (b), (c)	4.55	5.38

(a)	December 31, 2023 included $7.0 billion of de-designated interest rate swaps.
(b)	Excludes 2.0 billion of forward starting swaps not effective as of December 31, 2023. There were no forward starting swaps at December 31, 2024.
(c)	Variable rates paid on receive fixed swaps designated as cash flow hedges were based on SOFR rates in effect at December 31, 2024 and BSBY or SOFR rates in effect at December 31, 2023.

Fair value swaps - receive fixed/pay floating rate on medium- and long-term debt

(dollar amounts in millions)	December 31, 2024	December 31, 2023
Carrying value of hedged items (a)	$6,673	$6,206
Weighted average:
Time to maturity (in years)	2.6	3.1
Receive rate	3.77%	3.67%
Pay rate (b)	4.80	5.74

(a)

Included $(122) million and $(93) million of cumulative hedging adjustments at December 31, 2024 and 2023, respectively, which included $2 million and $3 million, respectively, of hedging adjustment on a discontinued hedging relationship.

(b)	Floating rates paid on receive fixed swaps designated as fair value hedges were based on SOFR rates in effect at December 31, 2024 and December 31, 2023.

Re-designated Interest Rate Swaps and Price Alignment Income

On November 15, 2023, the Bloomberg Index Services Limited (Bloomberg) announced that it would discontinue publishing the Bloomberg Short-Term Bank Yield Index (BSBY) on November 15, 2024; accordingly, the Corporation was required to “de-designate” $7.0 billion of interest rate swaps used in cash flow hedges of certain BSBY-indexed loans and reclassify amounts recognized in accumulated other comprehensive income into earnings. A total of $130 million in net losses were included in noninterest income as a result of the de-designations, consisting of $39 million during the first quarter 2024 and $91 million during the fourth quarter 2023. For each de-designated swap, settlement of interest payments and changes in fair value were recorded as risk management hedging losses within noninterest income instead of net interest income until re-designation. All impacted swaps were re-designated as of April 1, 2024.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Amounts in accumulated other comprehensive income related to cash flows that continued to be probable of occurring were amortized out of accumulated other comprehensive income and into earnings, which resulted in pre-tax losses of $177 million recorded in interest and fees on loans during the year ended December 31, 2024. Additionally, the fair value of swaps at re-designation date were accreted back into accumulated other comprehensive income, resulting in a benefit of $170 million for the year ended December 31, 2024. The amortization of probable cash flows and fair value accretion, as well as settlements no longer recognized through margin before re-designation, resulted in an overall $7 million increase to net interest income for the year ended December 31, 2024.

BSBY cessation and the related de-designation and re-designation of interest rate swaps led to a net increase in accumulated other comprehensive income of $24 million for the year ended December 31, 2024, compared to $68 million for the year ended December 31, 2023.

For more information on accumulated net losses on cash flow hedges, refer to Note 14.

Price Alignment Income

Risk management hedging income (loss) also includes price alignment income, which is income received on payments made to a central clearing party for centrally cleared derivatives. Positions are settled daily based on derivative fair values and the party receiving net settlement amounts pays price alignment, based on an earning rate, to the party making settlement payments. Price alignment income totaled $46 million for the year ended December 31, 2024, $51 million for the year ended December 31, 2023 and $8 million for the year ended December 31, 2022.

Customer-Initiated and Other

The Corporation enters into derivative transactions at the request of customers and generally takes offsetting positions with dealer counterparties to mitigate the inherent market risk. Income primarily results from the spread between the customer derivative and the offsetting dealer position.

For customer-initiated foreign exchange contracts where offsetting positions have not been taken, the Corporation manages the remaining inherent market risk through individual foreign currency position limits and aggregate value-at-risk limits. These limits are established annually and reviewed quarterly.

Fair values of customer-initiated and other derivative instruments represent the net unrealized gains or losses on such contracts and are recorded on the Consolidated Balance Sheets. Changes in fair value are recognized on the Consolidated Statements of Income. The net gains recognized in income on customer-initiated derivative instruments, net of the impact of offsetting positions included in derivative income, were as follows:

	Years Ended December 31,
(in millions)	2024	2023	2022
Interest rate contracts	$21	$22	$34
Energy contracts	19	25	28
Foreign exchange contracts	47	51	47

Total	$87	$98	$109

Credit-Related Financial Instruments

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The Corporation’s credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

(in millions)
December 31	2024	2023
Unused commitments to extend credit:
Commercial and other	$24,342	$27,303
Bankcard, revolving credit and home equity loan commitments	4,055	4,082

Total unused commitments to extend credit	$28,397	$31.385

Standby letters of credit	$4,138	$3,586
Commercial letters of credit	12	48

The Corporation maintains an allowance to cover current expected credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. The allowance for credit losses on lending-related commitments, included in accrued expenses and other liabilities on the Consolidated Balance Sheets, was $35 million and $40 million at December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Unused Commitments to Extend Credit

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Commercial and other unused commitments are primarily variable rate commitments. The allowance for credit losses on lending-related commitments included $30 million and $38 million at December 31, 2024 and 2023, respectively, for expected credit losses inherent in the Corporation’s unused commitments to extend credit.

Standby and Commercial Letters of Credit

Standby letters of credit represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Commercial letters of credit are issued to finance foreign or domestic trade transactions. These contracts expire in decreasing amounts through the year 2035. The Corporation may enter into participation arrangements with third parties that effectively reduce the maximum amount of future payments which may be required under standby and commercial letters of credit. These risk participations covered $223 million and $85 million at December 31, 2024 and 2023, respectively, of the $4.2 billion and $3.6 billion of standby and commercial letters of credit outstanding at December 31, 2024 and 2023, respectively.

The carrying value of the Corporation’s standby and commercial letters of credit, included in accrued expenses and other liabilities on the Consolidated Balance Sheets, totaled $34 million at December 31, 2024, including $29 million in deferred fees and $5 million in the allowance for credit losses on lending-related commitments. At December 31, 2023, the comparable amounts were $34 million, $32 million and $2 million, respectively.

The following table presents a summary of criticized standby and commercial letters of credit at December 31, 2024 and 2023. The Corporation’s criticized list is consistent with the Special Mention, Substandard and Doubtful categories defined by regulatory authorities. The Corporation manages credit risk through underwriting, periodically reviewing and approving its credit exposures using Board committee approved credit policies and guidelines.

(dollar amounts in millions)	December 31, 2024	December 31, 2023
Total criticized standby and commercial letters of credit	$37	$50
As a percentage of total outstanding standby and commercial letters of credit	0.9%	1.4%

Other Credit-Related Financial Instruments

The Corporation enters into credit risk participation agreements, under which the Corporation assumes credit exposure associated with a borrower’s performance related to certain interest rate derivative contracts. The Corporation is not a party to the interest rate derivative contracts and only enters into these credit risk participation agreements in instances in which the Corporation is also a party to the related loan participation agreement for such borrowers. The Corporation manages its credit risk on the credit risk participation agreements by monitoring the creditworthiness of the borrowers, which is based on the normal credit review process as if the Corporation had entered into the derivative instruments directly with the borrower. The notional amount of such credit risk participation agreements reflects the pro-rata share of the derivative instrument, consistent with its share of the related participated loan. The total notional amount of the credit risk participation agreements was approximately $1.1 billion and $1.0 billion at December 31, 2024 and 2023, respectively, and the fair value was insignificant at December 31, 2024 and December 31, 2023. The maximum estimated exposure to these agreements, as measured by projecting a maximum value of the guaranteed derivative instruments as of the balance sheet date, assuming 100 percent default by all obligors on the maximum values, was $1 million and $2 million at December 31, 2024 and December 31, 2023, respectively. In the event of default, the lead bank has the ability to liquidate the assets of the borrower, in which case the lead bank would be required to return a percentage of the recouped assets to the participating banks. As of December 31, 2024, the weighted average remaining maturity of outstanding credit risk participation agreements was 4.6 years.

In 2008, the Corporation sold its remaining ownership of Visa Class B shares and entered into a derivative contract. Under the terms of the derivative contract, the Corporation will compensate the counterparty primarily for dilutive adjustments made to the conversion factor of the Visa Class B shares to Class A shares based on the ultimate outcome of litigation involving Visa. Conversely, the Corporation will be compensated by the counterparty for any increase in the conversion factor from anti-dilutive adjustments. The fair value of the derivative liability, included in accrued expenses and other liabilities on the Consolidated Balance Sheets, was $6 million and $12 million at December 31, 2024 and December 31, 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 9 - VARIABLE INTEREST ENTITIES (VIEs)

The Corporation evaluates its interest in certain entities to determine if these entities meet the definition of a VIE and whether the Corporation is the primary beneficiary and should consolidate the entity based on the variable interests it held both at inception and when there is a change in circumstances that requires a reconsideration.

The Corporation holds ownership interests in funds in the form of limited partnerships or limited liability companies (LLCs) investing in affordable housing projects that qualify for the low-income housing tax credit (LIHTC). The Corporation also directly invests in limited partnerships and LLCs which invest in community development projects, which generate similar tax credits to investors (other tax credit entities). As an investor, the Corporation obtains income tax credits and deductions from the operating losses of these tax credit entities. These tax credit entities meet the definition of a VIE; however, the Corporation is not the primary beneficiary of the entities, as the general partner or the managing member has both the power to direct the activities that most significantly impact the economic performance of the entities and the obligation to absorb losses or the right to receive benefits that could be significant to the entities.

The Corporation accounts for its interests in LIHTC entities and, upon adoption of ASU 2023-02 as discussed in Note 1, other tax credit entities that meet certain criteria using the proportional amortization method. Ownership interests in tax credit entities that do not qualify for the proportional amortization method are accounted for under either the cost or equity method. Exposure to loss as a result of the Corporation’s involvement in entities using the proportional amortization method was limited to $566 million and none for other tax credit entities at December 31, 2024.

Investment balances, including all legally binding commitments to fund future investments that are accounted for using the proportional amortization method, are included in accrued income and other assets on the Consolidated Balance Sheets. A liability is recognized in accrued expenses and other liabilities on the Consolidated Balance Sheets for all legally binding unfunded commitments to fund tax credit entities that are accounted for using the proportional amortization method ($238 million at December 31, 2024). Amortization and other write-downs of tax credit investments for which the proportional amortization method is applied are presented on a net basis as a component of the provision for income taxes on the Consolidated Statements of Income, while amortization and write-downs of other tax credit investments are recorded in other noninterest income. The income tax credits and deductions are recorded as a reduction of income tax expense and a reduction of federal income taxes payable. The cash flows related to the total income tax benefits are presented in the “net income,” “benefit for deferred income taxes” and “other, net” line items within the operating activities section of the Consolidated Statements of Cash Flows.

The Corporation provided no financial or other support that was not contractually required to any of the above VIEs during the years ended December 31, 2024, 2023 and 2022.

The following table summarizes the impact of these tax credit entities on the Corporation’s Consolidated Statements of Income.

(in millions)
Years Ended December 31	2024
Provision for income taxes:
Amortization of investments	$76
Tax credits	(75)
Other income tax benefits related to tax credit entities	(16)

Total provision for income taxes	$(15)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Prior to the adoption of ASU 2023-02, only LIHTC investments qualified for the proportional amortization method of accounting. The following table summarizes the impact of these LIHTC entities on the Corporation’s Consolidated Statements of Comprehensive Income.

(in millions)
Years Ended December 31	2023	2022
Other noninterest income:
Amortization of other tax credit investments	$(4)	$—
Provision for income taxes:
Amortization of LIHTC investments	69	72
Low income housing tax credits	(65)	(68)
Other tax benefits related to tax credit entities	(21)	(18)

Total provision for income taxes	$(17)	$(14)

For further information on the Corporation’s consolidation policy, see Note 1.

NOTE 10 - DEPOSITS

At December 31, 2024, the scheduled maturities of certificates of deposit and other deposits with a stated maturity were as follows:

(in millions)
Years Ending December 31
2025	$4,455
2026	54
2027	14
2028	6
2029	2
Thereafter	3

Total	$4,534

A maturity distribution of domestic certificates of deposit of $100,000 and over follows:

(in millions)
December 31	2024	2023
Three months or less	$1,135	$1,083
Over three months to six months	1,040	1,052
Over six months to twelve months	263	359
Over twelve months	24	32

Total	$2,462	$2,526

The aggregate amount of domestic certificates of deposit that meet or exceed the current FDIC insurance limit of $250,000 was $1.4 billion and $1.3 billion at December 31, 2024 and 2023, respectively. All foreign office time deposits were in denominations of $250,000 or more and totaled $32 million and $13 million at December 31, 2024 and 2023, respectively.

NOTE 11- SHORT-TERM BORROWINGS

Federal funds purchased generally mature within one to four days from the transaction date. Other short-term borrowings, which may consist of borrowed securities and short-term notes, generally mature within one to 120 days from the transaction date. At December 31, 2024, there were no short-term borrowings outstanding. At December 31, 2023, other short-term borrowings totaled $3.6 billion and primarily consisted of advances from the FHLB of Dallas, Texas. At December 31, 2024, the Bank had pledged loans totaling $20.3 billion to the FRB, which provided for up to $16.8 billion of collateralized borrowing through the discount window.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table provides a summary of short-term borrowings.

(dollar amounts in millions)	Federal Funds Purchased	Other Short-term Borrowings
December 31, 2024
Amount outstanding at year-end	$—	$—
Weighted average interest rate at year-end	—%	—%
Maximum month-end balance during the year	$37	$3,550
Average balance outstanding during the year	8	829
Weighted average interest rate during the year	5.28%	5.74%

December 31, 2023
Amount outstanding at year-end	$15	$3,550
Weighted average interest rate at year-end	5.30%	5.74%
Maximum month-end balance during the year	$19	$11,000
Average balance outstanding during the year	29	7,189
Weighted average interest rate during the year	4.77%	5.41%

December 31, 2022
Amount outstanding at year-end	$11	$3,200
Weighted average interest rate at year-end	4.32%	4.54%
Maximum month-end balance during the year	$1,106	$3,200
Average balance outstanding during the year	82	354
Weighted average interest rate during the year	3.28%	4.08%

NOTE 12 - MEDIUM- AND LONG-TERM DEBT

Medium- and long-term debt is summarized as follows:

(in millions)
December 31	2024	2023
Parent company
Subordinated notes:
3.80% subordinated notes due 2026	$243	$241
Medium- and long-term notes:
4.00% notes due 2029	519	523
5.982% notes due 2030	984	—

Total medium- and long-term notes	1,503	523

Total parent company	1,746	764

Subsidiaries
Subordinated notes:
4.00% subordinated notes due 2025	345	337
7.875% subordinated notes due 2026	157	162
5.332% subordinated notes due 2033	451	466

Total subordinated notes	953	965
Medium- and long-term notes:
2.50% notes due July 2024	—	489

Total medium- and long-term notes	—	489
Federal Home Loan Bank (FHLB) advances:
5.07% advance due 2025	1,000	995
4.79% advance due 2026	997	997
4.49% advance due 2027	992	999
4.49% advance due 2028	985	997

Total FHLB advances	3,974	3,988

Total subsidiaries	4,927	5,442

Total medium- and long-term debt	$6,673	$6,206

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Fixed interest rates have been swapped to a variable rate and designated in a hedging relationship for all notes outstanding at both December 31, 2024 and 2023. Accordingly, carrying value has been adjusted to reflect the change in fair value of the debt as a result of changes in the benchmark rate. Subordinated notes with remaining maturities greater than one year qualify as Tier 2 capital.

Comerica Bank (the Bank), a wholly-owned subsidiary of Comerica, Incorporated, is a member of the FHLB, which provides short- and long-term funding to its members through advances collateralized by real estate-related assets. Borrowing capacity is contingent on the amount of collateral available to be pledged to the FHLB. At December 31, 2024, FHLB borrowings were $4.0 billion, with remaining capacity for future borrowing of $13.0 billion, secured by real estate-related loans totaling $22.5 billion and investment securities totaling $6.0 billion.

Unamortized debt issuance costs deducted from the carrying amount of medium- and long-term debt totaled $10 million and $6 million at December 31, 2024 and 2023, respectively.

At December 31, 2024, the principal maturities of medium- and long-term debt were as follows:

(in millions)
Years Ending December 31
2025	$1,350
2026	1,400
2027	1,000
2028	1,000
2029	550
Thereafter	1,500

Total	$6,800

NOTE 13 - SHAREHOLDERS’ EQUITY

During the year ended December 31, 2024, the Corporation repurchased 1.5 million shares at an average price paid of $63.50 per share under the share repurchase program initially authorized in 2010 by the Board of Directors of the Corporation. There is no expiration date for the share repurchase program. There were no repurchases of common stock under the share repurchase program in 2023.

At December 31, 2024, the Corporation had 4.7 million shares of common stock reserved for stock option exercises and restricted stock unit vesting.

In May 2020, the Corporation issued and sold 400,000 depositary shares, each representing a 1/100th ownership interest in a share of 5.625% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, without par value, with a liquidation preference of $100,000 per share (equivalent of 1,000 per depositary share). Holders of the depositary shares will be entitled to all proportional rights and preferences of the Series A preferred stock (including dividend, voting, redemption and liquidation rights). The $400 million issuance yielded $394 million in proceeds, net of underwriting discounts and offering expenses. Dividends on the Series A preferred stock accrue on a non-cumulative basis at an initial fixed rate per annum of 5.625% and are payable in arrears when, as and if authorized by the Corporation’s Board of Directors or a duly authorized committee of the Board and declared by the Corporation, on the first day of January, April, July and October of each year, and commenced on October 1, 2020. Beginning on October 1, 2025 and every five years thereafter, the per annum dividend rate on outstanding shares of Series A preferred stock will reset and equal the then-current five-year Treasury rate plus 5.291%. Under the terms of the Series A preferred stock, the ability of the Corporation to pay dividends on, make distributions with respect to, or to repurchase, redeem or acquire its common stock or any other stock ranking on parity with or junior to the Series A preferred stock, is subject to restrictions in the event that the Corporation does not declare and either pay or set aside a sum sufficient for payment of dividends on the Series A preferred stock for the immediately preceding dividend period. The Series A preferred stock is perpetual and has no maturity date, but is redeemable by the Corporation at specified times subject to regulatory considerations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 14 - ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents a reconciliation of the changes in the components of accumulated other comprehensive loss and details the components of other comprehensive (loss) income for the years ended December 31, 2024, 2023 and 2022, including the amount of income tax (benefit) expense allocated to each component of other comprehensive (loss) income.

(in millions) Years Ended December 31	2024	2023	2022
Accumulated net unrealized losses on investment securities:
Balance at beginning of period, net of tax	$(2,043)	$(2,319)	$(99)
Net unrealized holding (losses) gains arising during the period	(182)	361	(2,903)
Less: (Benefit) provision for income taxes	(43)	85	(683)

Net unrealized holding (losses) gains arising during the period, net of tax	(139)	276	(2,220)
Less:
Net realized losses included in net securities losses	19	—	—
Less: Benefit for income taxes	4	—	—

Reclassification adjustment for net securities losses included in net income, net of tax	15	—	—

Change in net unrealized losses on investment securities, net of tax	(154)	276	(2,220)

Balance at end of period, net of tax	$(2,197)	$(2,043)	$(2,319)
Accumulated net losses on cash flow hedges:
Balance at beginning of period, net of tax	$(605)	$(942)	$55
Net cash flow hedge (losses) gains arising during the period	(624)	34	(1,329)
Reclassification of loss related to de-designation of derivatives to other noninterest income	—	(195)	—
Less: Benefit for income taxes	(181)	(38)	(313)

Change in net cash flow hedge losses arising during the period, net of tax	(443)	(123)	(1,016)
Less:
Net cash flow losses included in interest and fees on loans	(629)	(576)	(25)
Net amortization of unrealized losses related to de-designated derivatives included in interest and fees on loans	(8)	(26)	—
Less: Benefit for income taxes	(185)	(142)	(6)

Reclassification adjustment for net cash flow hedge losses included in net income, net of tax	(452)	(460)	(19)

Change in net cash flow hedge losses, net of tax	9	337	(997)

Balance at end of period, net of tax (a)	$(596)	$(605)	$(942)
Accumulated defined benefit pension and other postretirement plans adjustment:
Balance at beginning of period, net of tax	$(400)	$(481)	$(168)
Actuarial gain (loss) arising during the period	35	96	(415)
Less: Provision (benefit) for income taxes	8	25	(98)
Net defined benefit pension and other postretirement plans adjustment arising during the period, net of tax	27	71	(317)

Amounts recognized in other noninterest expenses:
Amortization of actuarial net loss	27	36	28
Amortization of prior service credit	(22)	(23)	(23)

Total amounts recognized in other noninterest expenses	5	13	5
Less: Provision for income taxes	—	3	1

Adjustment for amounts recognized as components of net periodic benefit credit during the period, net of tax	5	10	4

Change in defined benefit pension and other postretirement plans adjustment, net of tax	32	81	(313)

Balance at end of period, net of tax	$(368)	$(400)	$(481)

Total accumulated other comprehensive loss at end of period, net of tax	$(3,161)	$(3,048)	$(3,742)

(a)

The Corporation expects to reclassify $198 million of losses, net of tax, from accumulated other comprehensive loss to earnings over the next twelve months if interest yield curves and notional amounts remain at December 31, 2024 levels.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 15 - NET INCOME PER COMMON SHARE

Basic and diluted net income per common share are presented in the following table.

(in millions, except per share data)
Years Ended December 31	2024	2023	2022
Basic and diluted
Net income	$698	$881	$1,151
Less:
Income allocated to participating securities	4	4	6
Preferred stock dividends	23	23	23

Net income attributable to common shares	$671	$854	$1,122

Basic average common shares	133	132	131

Basic net income per common share	$5.06	$6.47	$8.56

Basic average common shares	133	132	131
Dilutive common stock equivalents:
Net effect of the assumed exercise of stock awards	1	1	2

Diluted average common shares	134	133	133

Diluted net income per common share	$5.02	$6.44	$8.47

Declared dividends on preferred stock are excluded from net income attributable to common shares. Refer to Note 13 for further information on preferred stock.

The following average shares related to outstanding options to purchase shares of common stock were not included in the computation of diluted net income per common share because the options were anti-dilutive for the period.

(average outstanding options in thousands)
Years Ended December 31	2024	2023	2022
Average outstanding options	1,792	1,631	543
Range of exercise prices	$53.96 — $95.25	$49.20 — $95.25	$70.18 — $95.25

NOTE 16 - SHARE-BASED COMPENSATION

Share-based compensation expense is charged to salaries and benefits expense on the Consolidated Statements of Income. The total share-based compensation expense for all share-based compensation plans and related tax benefits are as follows:

(in millions)
Years Ended December 31	2024	2023	2022
Total share-based compensation expense	$54	$52	$60

Related tax benefits recognized in net income	12	12	14

The following table summarizes unrecognized compensation expense for all share-based plans.

(dollar amounts in millions)	December 31, 2024
Total unrecognized share-based compensation expense	$47

Weighted-average expected recognition period (in years)	2.2

The Corporation has share-based compensation plans under which it awards shares of restricted stock units to executive officers, directors and key personnel and stock options to executive officers and key personnel of the Corporation and its subsidiaries. Restricted stock units fully vest after a period ranging from three years to five years, and stock options fully vest after four years. A majority of share-based compensation awards include a retirement eligibility clause where qualified employees are exempt from the service requirements of the award. This generally results in the recognition of compensation expense at the grant date for retirement eligible employees. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The options may have restrictions regarding exercisability. The plans provide for a grant of up to 9.8 million common shares, plus shares under certain plans that are forfeited, expire or are canceled, which become available for re-grant. At December 31, 2024, over 4.6 million shares were available for grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The Corporation used a binomial model to value stock options granted in the periods presented. Option valuation models require several inputs, including the expected stock price volatility, and changes in input assumptions can materially affect the fair value estimates. The model used may not necessarily provide a reliable single measure of the fair value of stock options. The risk-free interest rate assumption used in the binomial option-pricing model as outlined in the table below was based on the federal ten-year treasury interest rate. The expected dividend yield was based on the historical and projected long-term dividend yield patterns of the Corporation’s common shares. Expected volatility assumptions considered both the historical volatility of the Corporation’s common stock over a ten-year period and implied volatility based on actively traded options on the Corporation’s common stock with pricing terms and trade dates similar to the stock options granted. Expected option life was based on historical exercise activity over the contractual term of the option grant (ten years), excluding certain forced transactions.

The estimated weighted-average grant-date fair value per option and the underlying binomial option-pricing model assumptions are summarized in the following table:

Years Ended December 31	2024	2023	2022
Weighted-average grant-date fair value per option	$17.64	$20.21	$25.31
Weighted-average assumptions:
Risk-free interest rates	4.13%	3.46%	1.78%
Expected dividend yield	4.00	4.00	4.00
Volatility	37	32	34
Expected option life (in years)	7.5	7.8	8.0

A summary of the Corporation’s stock option activity and related information for the year ended December 31, 2024 follows:

	Weighted-Average
	Number of Options (in thousands)	Exercise Price per Share	Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding-January 1, 2024	2,083	$64.03
Granted	322	53.96
Forfeited or expired	(60)	67.87
Exercised	(279)	46.19

Outstanding-December 31, 2024	2,066	64.76	5.1	$12
Exercisable-December 31, 2024	1,456	$64.87	3.7	$9

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value at December 31, 2024, based on the Corporation’s closing stock price of $61.85 at December 31, 2024.

The total intrinsic value of stock options exercised was $4 million, $4 million and $17 million for the years ended December 31, 2024, 2023 and 2022, respectively.

There was no restricted stock award activity in 2024 or 2023. The plan was fully vested as of December 31, 2022. The total fair value of restricted stock awards that fully vested in 2022 was $4 million.

A summary of the Corporation’s restricted stock unit activity and related information for the year ended December 31, 2024 follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Service-Based Units		Performance-Based Units
	Number of Units (in thousands)	Weighted-Average Grant-Date Fair Value per Share	Number of Units (in thousands)	Weighted-Average Grant-Date Fair Value per Share
Outstanding-January 1, 2024	1,518	$62.42	727	$67.70
Granted	774	51.31	542	52.62
Forfeited	(103)	62.29	(32)	67.71
Vested	(365)	76.76	(437)	56.14

Outstanding-December 31, 2024	1,824	54.85	800	63.81

The total fair value of restricted stock units that fully vested was $42 million, $52 million and $19 million for the years ended December 31, 2024, 2023 and 2022, respectively.

The Corporation expects to satisfy the exercise of stock options and the vesting of restricted stock units by issuing shares of common stock out of treasury. At December 31, 2024, the Corporation held 97 million shares in treasury.

For further information on the Corporation’s share-based compensation plans, refer to Note 1.

NOTE 17 - EMPLOYEE BENEFIT PLANS

Defined Benefit Pension and Postretirement Benefit Plans

The Corporation has a qualified and non-qualified defined benefit pension plan. In October 2016, the Corporation modified its defined benefit pension plans to freeze final average pay benefits as of December 31, 2016, other than for participants who were age 60 or older as of December 31, 2016, and added a cash balance plan provision effective January 1, 2017. Active pension plan participants 60 years or older as of December 31, 2016 receive the greater of the final average pay formula or the frozen final average pay benefit as of December 31, 2016 plus the cash balance benefit earned after January 1, 2017. All employees aged 21 years or older who attain one year of service are eligible to participate in the cash balance pension plan effective January 1, 2017. Benefits earned under the cash balance pension formula, in the form of an account balance, include contribution credits based on eligible pay earned each month, age and years of service and monthly interest credits based on the 30-year Treasury rate.

The Corporation’s postretirement benefit plan provides postretirement health care and life insurance benefits for retirees as of December 31, 1992. The plan also provides certain postretirement health care and life insurance benefits for a limited number of retirees who retired prior to January 1, 2000. For all other employees hired prior to January 1, 2000, a nominal benefit is provided. Employees hired on or after January 1, 2000 and prior to January 1, 2007 are eligible to participate in the plan on a full contributory basis until Medicare-eligible based on age and service. Employees hired on or after January 1, 2007 are not eligible to participate in the plan. The Corporation funds the pre-1992 retiree plan benefits with bank-owned life insurance. Effective January 1, 2022, the plan moved from a self-insured plan to the Medicare and pre-65 individual marketplace with a funded Health Reimbursement Arrangement account for those with subsidized coverage. This change did not have a material impact on the Corporation’s consolidated financial condition, results of operations or cash flow.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table sets forth reconciliations of plan assets and the projected benefit obligation, the weighted-average assumptions used to determine year-end benefit obligations, and the amounts recognized in accumulated other comprehensive loss for the Corporation’s defined benefit pension plans and postretirement benefit plan at December 31, 2024 and 2023. The Corporation used a measurement date of December 31, 2024 for these plans.

	Defined Benefit Pension Plans
	Qualified		Non-Qualified		Postretirement Benefit Plan
(dollar amounts in millions)	2024	2023	2024	2023	2024	2023
Change in fair value of plan assets:
Fair value of plan assets at January 1	$2,681	$2,508	$—	$—	$45	$46
Actual return on plan assets	164	338	—	—	—	1
Benefits paid	(114)	(165)	—	—	(2)	(2)

Fair value of plan assets at December 31	$2,731	$2,681	$—	$—	$43	$45

Change in projected benefit obligation:
Projected benefit obligation at January 1	$1,629	$1,611	$169	$163	$17	$21
Service cost	35	31	2	2	—	—
Interest cost	82	85	9	9	1	1
Actuarial (loss) gain	(51)	67	—	10	(1)	(3)
Benefits paid	(114)	(165)	(15)	(15)	(2)	(2)

Projected benefit obligation at December 31	$1,581	$1,629	$165	$169	$15	$17

Accumulated benefit obligation	$1,563	$1,611	$162	$166	$15	$17

Funded status at December 31 (a) (b)	$1,150	$1,052	$(165)	$(169)	$28	$28

Weighted-average assumptions used:
Discount rate	5.72%	5.33%	5.72%	5.33%	5.72%	5.43%
Rate of compensation increase	4.50	4.50	4.50	4.50	n/a	n/a
Interest crediting rate	4.54 - 5.25	4.66 - 5.25	4.54 - 5.25	4.66 - 5.25	n/a	n/a
Amounts recognized in accumulated other comprehensive loss before income taxes:
Net actuarial loss	$(443)	$(501)	$(49)	$(52)	$(10)	$(9)
Prior service credit	5	19	23	29	2	2

Balance at December 31	$(438)	$(482)	$(26)	$(23)	$(8)	$(7)

(a)	Based on projected benefit obligation for defined benefit pension plans and accumulated benefit obligation for postretirement benefit plan.
(b)

The Corporation recognizes the overfunded and underfunded status of the plans in accrued income and other assets and accrued expenses and other liabilities, respectively, on the Consolidated Balance Sheets.

n/a - not applicable

Because the non-qualified defined benefit pension plan has no assets, the accumulated benefit obligation exceeded the fair value of plan assets at December 31, 2024 and December 31, 2023.

The following table details the changes in plan assets and benefit obligations recognized in other comprehensive (loss) income for the year ended December 31, 2024.

	Defined Benefit Pension Plans
(in millions)	Qualified	Non-Qualified	Postretirement Benefit Plan	Total
Actuarial gain (loss) arising during the period	$36	$—	$(1)	$35
Amortization of net actuarial loss	23	4	—	27
Amortization of prior service credit	(15)	(7)	—	(22)

Total recognized in other comprehensive (loss) income	$44	$(3)	$(1)	$40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Components of net periodic defined benefit (credit) cost and postretirement benefit credit, the actual return on plan assets and the weighted-average assumptions used were as follows:

	Defined Benefit Pension Plans
(dollar amounts in millions)	Qualified			Non-Qualified
Years Ended December 31	2024	2023	2022	2024	2023	2022
Service cost (a)	$35	$31	$37	$2	$2	$2
Other components of net benefit (credit) cost:
Interest cost	82	85	62	9	9	6
Expected return on plan assets	(179)	(166)	(201)	—	—	—
Amortization of prior service credit	(15)	(14)	(14)	(7)	(9)	(9)
Amortization of actuarial net loss	23	32	19	4	4	9

Total other components of net benefit (credit) cost (b)	(89)	(63)	(134)	6	4	6

Net periodic defined benefit (credit) cost	$(54)	$(32)	$(97)	$8	$6	$8

Actual return on plan assets	$164	$338	$(777)	n/a	n/a	n/a
Actual rate of return on plan assets	6.26%	13.91%	(23.02)%	n/a	n/a	n/a

Weighted-average assumptions used:
Discount rate	5.33%	5.60%	2.96%	5.33%	5.60%	2.96%
Expected long-term return on plan assets	6.75	6.50	6.50	n/a	n/a	n/a
Rate of compensation increase	4.50	4.25	4.00	4.50	4.25	4.00

(a)	Included in salaries and benefits expense on the Consolidated Statements of Income.
(b)	Included in other noninterest expenses on the Consolidated Statements of Income.

n/a - not applicable

(dollar amounts in millions)	Postretirement Benefit Plan
Years Ended December 31	2024	2023	2022
Other components of net benefit credit:
Interest cost	$1	$1	$1
Expected return on plan assets	(2)	(2)	(3)

Net periodic postretirement benefit credit	$(1)	$(1)	$(2)

Actual return on plan assets	$—	$1	$(4)
Actual rate of return on plan assets	0.28%	2.61%	(8.24)%

Weighted-average assumptions used:
Discount rate	5.43%	5.71%	2.79%
Expected long-term return on plan assets	5.00	5.00	5.00

The expected long-term rate of return of plan assets is the average rate of return expected to be realized on funds invested or expected to be invested over the life of the plan, which has an estimated duration of approximately 9 years as of December 31, 2024. The expected long-term rate of return on plan assets is set after considering both long-term returns in the general market and long-term returns experienced by the assets in the plan. The returns on the various asset categories are blended to derive an equity and a fixed income long-term rate of return. The Corporation reviews its pension plan assumptions on an annual basis with its actuarial consultants to determine if assumptions are reasonable and adjusts the assumptions to reflect changes in future expectations.

Plan Assets

The Corporation’s overall investment goals for the qualified defined benefit pension plan are to maintain a portfolio of assets of appropriate liquidity and diversification; to generate investment returns (net of all operating costs) that are reasonably anticipated to maintain the plan’s fully funded status or to reduce a funding deficit, after taking into account various factors, including reasonably anticipated future contributions, expense and the interest rate sensitivity of the plan’s assets relative to that of the plan’s liabilities; and to generate investment returns (net of all operating costs) that meet or exceed a customized benchmark as defined in the plan’s investment policy. Derivative instruments are permissible for hedging and transactional efficiency, but only to the extent that the derivative use enhances the efficient execution of the plan’s investment policy. The plan does not directly invest in securities issued by the Corporation and its subsidiaries. The Corporation’s target allocations for plan investments are 35 percent to 45 percent for equity securities and 55 percent to 65 percent for fixed income, including cash. Equity securities include collective investment funds. Fixed income securities include U.S. Treasury and other U.S. government agency securities, corporate bonds and notes, municipal bonds, collateralized mortgage obligations and money market funds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Fair Value Measurements

The Corporation’s qualified defined benefit pension plan utilizes fair value measurements to record fair value adjustments and to determine fair value disclosures. The Corporation’s qualified benefit pension plan categorizes investments recorded at fair value into a three-level hierarchy, based on the markets in which the investment are traded and the reliability of the assumptions used to determine fair value. Refer to Note l for a description of the three-level hierarchy.

Following is a description of the valuation methodologies and key inputs used to measure the fair value of the Corporation’s qualified defined benefit pension plan investments, including an indication of the level of the fair value hierarchy in which the investments are classified.

U.S. Treasury and other U.S. government agency securities

Level 1 securities include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets. Fair value measurement is based upon quoted prices in an active market exchange, such as the New York Stock Exchange. Level 2 securities include debt securities issued by U.S. government agencies and U.S. government-sponsored entities. The fair value of Level 2 securities is determined using quoted prices of securities with similar characteristics, or pricing models based on observable market data inputs, primarily interest rates and spreads.

Corporate and municipal bonds and notes

Fair value measurement is based upon quoted prices of securities with similar characteristics or pricing models based on observable market data inputs, primarily interest rates, spreads and prepayment information. Level 2 securities include corporate bonds, municipal bonds, foreign bonds and foreign notes.

Private placements

Fair value is measured using the net asset value (NAV) provided by fund management, as quoted prices in active markets are not available. Management considers additional discounts to the provided NAV for market and credit risk. Private placements are included in Level 3 of the fair value hierarchy.

Collective investment funds

Fair value measurement is based upon the NAV provided by the administrator of the fund as a practical expedient to estimate fair value. There are no unfunded commitments or redemption restrictions on the collective investment funds. The investments are redeemable daily.

Fair Values

The fair values of the Corporation’s qualified defined benefit pension plan investments measured at fair value on a recurring basis at December 31, 2024 and 2023, by asset category and level within the fair value hierarchy, are detailed in the table below.

(in millions)	Total	Level 1	Level 2	Level 3
December 31, 2024
Fixed income securities:
U.S. Treasury and other U.S. government agency securities	$676	$670	$6	$—
Corporate and municipal bonds and notes	809	—	809	—
Private placements	37	—	—	37

Total investments in the fair value hierarchy	$1,522	$670	$815	$37
Investments measured at net asset value:
Collective investment funds	1,192

Total investments at fair value	$2,714

December 31, 2023
Fixed income securities:
U.S. Treasury and other U.S. government agency securities	$567	$564	$3	$—
Corporate and municipal bonds and notes	786	—	786	—
Private placements	44	—	—	44

Total investments in the fair value hierarchy	$1,397	$564	$789	$44
Investments measured at net asset value:
Collective investment funds	1,268

Total investments at fair value	$2,665

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The table below provides a summary of changes in the Corporation’s qualified defined benefit pension plan’s Level 3 investments measured at fair value on a recurring basis for the years ended December 31, 2024 and 2023.

	Balance at Beginning of Period	Net Gains (Losses)				Balance at End of Period
(in millions)		Realized	Unrealized	Purchases	Sales
Year Ended December 31, 2024
Private placements	$44	$—	$(2)	$47	$(52)	$37

Year Ended December 31, 2023
Private placements	$39	$(3)	$8	$46	$(46)	$44

There were no assets in the non-qualified defined benefit pension plan at December 31, 2024 and 2023. The postretirement benefit plan is fully invested in bank-owned life insurance policies. The fair value of bank-owned life insurance policies is based on the cash surrender values of the policies as reported by the insurance companies and is classified in Level 2 of the fair value hierarchy.

Cash Flows

The Corporation currently expects to make no employer contributions to the qualified and non-qualified defined benefit pension plans and postretirement benefit plan for the year ended December 31, 2025.

	Estimated Future Benefit Payments
(in millions) Years Ended December 31	Qualified Defined Benefit Pension Plan	Non-Qualified Defined Benefit Pension Plan	Postretirement Benefit Plan (a)
2025	$166	$15	$2
2026	146	15	2
2027	146	15	2
2028	144	15	2
2029	145	15	2
2030 – 2034	670	75	5

(a)	Estimated benefit payments in the postretirement benefit plan are net of estimated Medicare subsidies.

Defined Contribution Plans

Substantially all of the Corporation’s employees are eligible to participate in the Corporation’s principal defined contribution plan (a 401(k) plan). Under this plan, the Corporation makes core matching cash contributions of 100 percent of the first 4 percent of qualified earnings contributed by employees (up to the current IRS compensation limit), invested based on employee investment elections. Employee benefits expense included expense for the plan of $29 million for the year ended December 31, 2024, $27 million for the year ended December 31, 2023 and $24 million for the year ended December 31, 2022.

Deferred Compensation Plans

The Corporation offers optional deferred compensation plans under which certain employees and non-employee directors (participants) may make an irrevocable election to defer incentive compensation and/or a portion of base salary until retirement or separation from the Corporation. The participant may direct deferred compensation into one or more deemed investment options. Although not required to do so, the Corporation invests actual funds into the deemed investments as directed by participants, resulting in a deferred compensation asset, recorded in other short-term investments on the Consolidated Balance Sheets that offsets the liability to participants under the plan, recorded in accrued expenses and other liabilities. The earnings from the deferred compensation asset are recorded in interest on short-term investments and other noninterest income and the related change in the liability to participants under the plan is recorded in salaries and benefits expense on the Consolidated Statements of Income.

NOTE 18 – INCOME TAXES AND TAX-RELATED ITEMS

The provision for income taxes is calculated as the sum of income taxes due for the current year and deferred taxes. Income taxes due for the current year are computed by applying federal and state tax statutes to current year taxable income. Deferred taxes arise from temporary differences between the income tax basis and financial accounting basis of assets and liabilities. Tax-related interest and penalties and foreign taxes are then added to the tax provision.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The current and deferred components of the provision for income taxes were as follows:

(in millions)
December 31	2024	2023	2022
Current:
Federal	$143	$297	$296
Foreign	11	9	6
State and local	37	49	50

Total current	191	355	352
Deferred:
Federal	23	(83)	(24)
State and local	(24)	(9)	(3)

Total deferred	(1)	(92)	(27)

Total	$190	$263	$325

Income before income taxes of $888 million for the year ended December 31, 2024 included $57 million of foreign taxable income.

The provision for income taxes does not reflect the tax effects of unrealized gains and losses on investment securities available-for-sale, hedging transactions or the change in defined benefit pension and other postretirement plans adjustment included in accumulated other comprehensive income (loss). Refer to Note 14 for additional information on accumulated other comprehensive income (loss).

A reconciliation of expected income tax expense at the federal statutory rate to the Corporation’s provision for income taxes and effective tax rate follows:

(dollar amounts in millions)	2024		2023		2022
Years Ended December 31	Amount	Rate	Amount	Rate	Amount	Rate
Tax based on federal statutory rate	$186	21.0%	$240	21.0%	$310	21.0%
State income taxes	10	1.1	35	3.1	36	2.5
Affordable housing and historic credits	(15)	(1.7)	(16)	(1.4)	(13)	(0.9)
Bank-owned life insurance	(8)	(0.9)	(10)	(0.9)	(10)	(0.7)
FDIC insurance expense	13	1.5	15	1.3	6	0.4
Employee stock transactions	1	0.2	(1)	(0.1)	(3)	(0.2)
Tax-related interest and penalties	—	—	(4)	(0.4)	—	—
Other	3	0.4	4	0.4	(1)	(0.1)

Provision for income taxes	$190	21.6%	$263	23.0%	$325	22.0%

The liability for tax-related interest and penalties, included in accrued expenses and other liabilities on the Consolidated Balance Sheets, was $1 million and less than $1 million at December 31, 2024 and 2023, respectively.

In the ordinary course of business, the Corporation enters into certain transactions that have tax consequences. From time to time, the Internal Revenue Service (IRS) may review and/or challenge specific interpretive tax positions taken by the Corporation with respect to those transactions. The Corporation believes that its tax returns were filed based upon applicable statutes, regulations and case law in effect at the time of the transactions. The IRS or other tax jurisdictions, an administrative authority or a court, if presented with the transactions, could disagree with the Corporation’s interpretation of the tax law.

A reconciliation of the beginning and ending amount of net unrecognized tax benefits follows:

(in millions)	2024	2023	2022
Balance at January 1	$7	$16	$18
Increase as a result of tax positions taken during a prior period	—	—	(2)
Increase as a result of tax positions taken during the current period	1	1	3
Decreases related to settlements with tax authorities	—	(10)	(3)
Reduction as a result of expiration of statute of limitations	—	—	—

Balance at December 31	$8	$7	$16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

After consideration of the effect of the federal tax benefit available on unrecognized state tax benefits, the total amount of unrecognized tax benefits which, if recognized, would affect the Corporation’s effective tax rate was approximately $6 million and $5 million at December 31, 2024 and 2023, respectively.

The following tax years for significant jurisdictions remain subject to examination as of December 31, 2024:

Jurisdiction	Tax Years
Federal	2021-2023
New York	2018-2023
California	2020-2023

Based on current knowledge and probability assessment of various potential outcomes, the Corporation believes current tax reserves are adequate, and the amount of any potential incremental liability arising is not expected to have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. Probabilities and outcomes are reviewed as events unfold, and adjustments to the reserves are made when necessary.

The principal components of deferred tax assets and liabilities were as follows:

(in millions)
December 31	2024	2023
Deferred tax assets:
Allowance for loan losses	$145	$145
Deferred compensation	72	77
Deferred loan origination fees and costs	10	11
Net hedging losses	187	186
Net unrealized losses on investment securities available-for-sale	690	628
Operating lease liabilities	75	81
Other temporary differences, net	131	124

Total deferred tax assets before valuation allowance	1,310	1,252

Valuation allowance	(11)	(6)

Total deferred tax assets	1,299	1,246
Deferred tax liabilities:
Lease financing transactions	(18)	(20)
Defined benefit plans	(177)	(159)
Allowance for depreciation	(9)	(5)
Leasing Right of Use assets	(61)	(67)

Total deferred tax liabilities	(265)	(251)

Net deferred tax assets	$1,034	$995

Included in deferred tax assets at December 31, 2024 was approximately $9 million of federal foreign tax credit carryforwards expiring between 2029 and 2035, compared to $5 million at December 31, 2023. In addition, there were $2 million of state net operating loss (NOL) carryforwards at both December 31, 2024 and 2023, the majority of which expires between 2024 and 2028. The Corporation believes it is more likely than not that the benefit from federal foreign tax credits and certain state NOL carryforwards will not be realized and, accordingly, maintains a federal valuation allowance of $9 million and a state valuation allowance of $2 million at December 31, 2024, compared to a federal valuation of $5 million and a state valuation allowance of $1 million in the comparable period in 2023. The determination regarding valuation allowances was based on available evidence of NOL carryback capacity, projected future reversals of existing taxable temporary differences, foreign tax rates, taxable income limitations per Internal Revenue Code Section 904, and assumptions made regarding future events. For further information on the Corporation’s valuation policy for deferred tax assets, refer to Note 1.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 19 – TRANSACTIONS WITH RELATED PARTIES

The Corporation’s banking subsidiaries had, and expect to have in the future, transactions with the Corporation’s directors and executive officers, companies with which these individuals are associated and certain related individuals. Such transactions were made in the ordinary course of business and included extensions of credit, leases and professional services. With respect to extensions of credit, all were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management’s opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2024 totaled $81 million at the beginning of 2024 and $66 million at the end of 2024. During 2024, new loans to related parties aggregated $612 million and repayments totaled $627 million.

NOTE 20 – REGULATORY CAPITAL

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the parent company. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the parent company, without prior approval from bank regulatory agencies, approximated $782 million at January 1, 2025, plus 2025 net profits. Substantially all the assets of the Corporation’s banking subsidiaries are restricted from transfer to the parent company of the Corporation in the form of loans or advances.

The Corporation’s subsidiary banks declared dividends of $200 million, $675 million and $1.0 billion in 2024, 2023 and 2022, respectively.

The Corporation and its U.S. banking subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies under the Basel III regulatory framework (Basel III). This regulatory framework establishes comprehensive methodologies for calculating regulatory capital and risk-weighted assets (RWA). Basel III also set minimum capital ratios as well as overall capital adequacy standards.

Under Basel III, regulatory capital comprises Common Equity Tier 1 (CETl) capital, additional Tier 1 capital and Tier 2 capital. CETl capital predominantly includes common shareholders’ equity, less certain deductions for goodwill, intangible assets and deferred tax assets that arise from net operating losses and tax credit carry-forwards. Additionally, the Corporation has elected to permanently exclude capital in accumulated other comprehensive income (AOCI) related to debt securities classified as available-for-sale as well as for cash flow hedges and defined benefit postretirement plans from CETl, an option available to standardized approach entities under Basel III. Tier 1 capital incrementally includes noncumulative perpetual preferred stock. Tier 2 capital includes Tier 1 capital as well as subordinated debt qualifying as Tier 2 and qualifying allowance for credit losses. ln addition to the minimum risk-based capital requirements, the Corporation and its Bank subsidiaries are required to maintain a minimum capital conservation buffer, in the form of common equity, of 2.5 percent in order to avoid restrictions on capital distributions and discretionary bonuses.

The Corporation computes RWA using the standardized approach. Under the standardized approach, RWA is generally based on supervisory risk-weightings which vary by counterparty type and asset class. Under the Basel III standardized approach, capital is required for credit risk RWA, to cover the risk of unexpected losses due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms; and if trading assets and liabilities exceed certain thresholds, capital is also required for market risk RWA, to cover the risk of losses due to adverse market movements or from position-specific factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of CETl, Tier 1 and total capital (as defined in the regulations) to average and/or risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. At December 31, 2024 and 2023, the Corporation and its U.S. banking subsidiaries exceeded the ratios required for an institution to be considered “well capitalized.” For U.S. banking subsidiaries, those requirements were total risk-based capital, Tier 1 risk-based capital, CETl risk-based capital and leverage ratios greater than 10 percent, 8 percent, 6.5 percent and 5 percent, respectively, at December 31, 2024 and 2023. For the Corporation, requirements to be considered “well capitalized” were total risk-based capital and Tier 1 risk-based capital ratios greater than 10 percent and 6 percent, respectively, at December 31, 2024 and 2023. There have been no conditions or events since December 31, 2024 that management believes have changed the capital adequacy classification of the Corporation or its U.S. banking subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following is a summary of the capital position of the Corporation and Comerica Bank, its principal banking subsidiary.

(dollar amounts in millions)	Comerica Incorporated (Consolidated)	Comerica Bank
December 31, 2024
CETl capital (minimum $3.3 billion (Consolidated))	$8,667	$8,547
Tier 1 capital (minimum $4.4 billion (Consolidated))	9,061	8,547
Total capital (minimum $5.8 billion (Consolidated))	10,363	9,799
Risk-weighted assets	72,903	72,833
Average assets (fourth quarter)	81,797	81,643
CETl capital to risk-weighted assets (minimum-4.5%)	11.89%	11.74%
Tier 1 capital to risk-weighted assets (minimum-6.0%)	12.43	11.74
Total capital to risk-weighted assets (minimum-8.0%)	14.21	13.45
Tier 1 capital to average assets (minimum-4.0%)	11.08	10.47
Capital conservation buffer (minimum-2.5%)	6.21	5.45

December 31, 2023
CETl capital (minimum $3.4 billion (Consolidated))	$8,414	$8,007
Tier 1 capital (minimum $4.6 billion (Consolidated))	8,808	8,007
Total capital (minimum $6.1 billion (Consolidated))	10,263	9,362
Risk-weighted assets	75,901	75,783
Average assets (fourth quarter)	87,538	87,423
CETl capital to risk-weighted assets (minimum-4.5%)	11.09%	10.57%
Tier l capital to risk-weighted assets (minimum-6.0%)	11.60	10.57
Total capital to risk-weighted assets (minimum-8.0%)	13.52	12.35
Tier 1 capital to average assets (minimum-4.0%)	10.06	9.16
Capital conservation buffer (minimum-2.5%)	5.52	4.35

NOTE 21 – CONTINGENT LIABILITIES

Legal Proceedings and Regulatory Matters

The Corporation is subject to various pending or threatened legal proceedings arising out of the normal course of business or operations. Use of the term “Corporation” in this note should not be read to infer that Comerica Incorporated or any of its subsidiaries that is not named in any legal or regulatory proceeding undertakes any responsibility or liability for any other affiliate that is actually named in any legal or regulatory proceeding. The Corporation believes it has meritorious defenses to the claims asserted against it in its currently outstanding legal proceedings and, with respect to such legal proceedings, intends to continue to defend itself vigorously, litigating or settling cases according to management’s judgment as to what is in the best interests of the Corporation and its shareholders. Settlement may result from the Corporation’s determination that it may be more prudent financially to settle, rather than litigate, and should not be regarded as an admission of liability.

Further, from time to time, the Corporation is also subject to examinations, inquiries and investigations by regulatory authorities in areas including, but not limited to, compliance, risk management and consumer protection, which could lead to administrative or legal proceedings or settlements. Remedies in resulting proceedings or settlements may include fines, penalties, restitution or alterations in the Corporation’s business practices and may result in increased operating expenses or decreased revenues. For example, the Consumer Financial Protection Bureau (CFPB) launched an investigation into Comerica Bank as Financial Agent under the Bureau of Fiscal Service’s Direct Express® program. In response to the CFPB’s interpretation of certain statutes in connection with its investigation, Comerica Bank filed litigation against the CFPB in November 2024. The CFPB filed a separate suit against Comerica Bank in December 2024 premised upon its interpretation of certain statutes in connection with its investigation. The Corporation is unable to predict the outcome of this litigation at this time.

On at least a quarterly basis, the Corporation assesses its potential liabilities and contingencies in connection with outstanding legal proceedings and regulatory matters utilizing the latest information available. On a case-by-case basis, accruals are established for those legal claims and regulatory matters for which it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. The actual costs of resolving these claims and regulatory matters may be substantially higher or lower than the amounts accrued. Based on current knowledge, and after consultation with legal counsel, the Corporation’s management believes current accruals are adequate, and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial condition, results of operations or cash flows. Legal fees of $21 million, $26 million and $17 million for the years ended December 31, 2024, 2023 and 2022, respectively, were included in other noninterest expenses on the Consolidated Statements of Income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

For matters where a loss is not probable, the Corporation has not established an accrual. The Corporation believes the estimate of the aggregate range of reasonably possible losses, in excess of established accruals, for all legal proceedings and regulatory matters in which it is involved is from zero to approximately $161 million at December 31, 2024. This estimated aggregate range of reasonably possible losses is based upon currently available information for those legal proceedings and regulatory matters in which the Corporation is involved, taking into account the Corporation’s best estimate of such losses for those legal proceedings and regulatory matters for which such estimate can be made. For certain legal proceedings and regulatory matters, the Corporation does not believe that an estimate can currently be made. The Corporation’s estimate involves significant judgment, given the varying stages of the legal proceedings and regulatory matters (including the fact that many are currently in preliminary stages), the existence in certain legal proceedings of multiple defendants (including the Corporation) whose share of liability has yet to be determined, the numerous unresolved issues in many of the legal proceedings and regulatory matters (including issues regarding class certification and the scope of many of the claims) and the attendant uncertainty of the various potential outcomes of such legal proceedings and regulatory matters. Accordingly, the Corporation’s estimate will change from time to time, and actual losses may be more or less than the current estimate.

In the event of unexpected future developments, it is possible the ultimate resolution of these matters, if unfavorable, could have a material adverse effect on the Corporation’s consolidated financial condition, results of operations or cash flows.

For information regarding income tax contingencies, refer to Note 18.

NOTE 22 – STRATEGIC LINES OF BUSINESS

The Corporation has strategically aligned its operations into three major business segments: the Commercial Bank, the Retail Bank and Wealth Management. These business segments are differentiated based on the type of customer and the related products and services provided. In addition to the three major business segments, the Finance and Other categories include items not directly associated with the business segments. Business segment results are produced by the Corporation’s internal management accounting system. This system measures financial results based on the internal business unit structure of the Corporation. The performance of the business segments is not comparable with the Corporation’s consolidated results and is not necessarily comparable with similar information for any other financial institution. Additionally, because of the interrelationships of the various segments, the information presented is not indicative of how the segments would perform if they operated as independent entities. The management accounting system assigns balance sheet and income statement items to each business segment using certain methodologies, which are regularly reviewed and refined. From time to time, the Corporation may make reclassifications among the segments to more appropriately reflect management’s current view of the segments, and methodologies may be modified as the management accounting system is enhanced and changes occur in the organizational structure and/or product lines. For comparability purposes, amounts in all periods are based on business unit structure and methodologies in effect at December 31, 2024.

For the Commercial Bank, Retail Bank and Wealth Management segments, the Corporation’s chief operating decision maker, the Chief Executive Officer, uses both segment net interest income and segment net income (loss) to allocate resources predominantly in the annual budget and forecasting process, which includes allocations of employees, property, financial and/or capital resources. The chief operating decision maker considers budget-to-actual variances on a monthly basis for both profit measures when making decisions about allocating capital and personnel to each segment. Additionally, segment net interest income is used to evaluate product pricing and lending terms for customer loans, while segment net income (loss) helps evaluate the performance for each segment and compensation of certain employees.

Net interest income for each segment reflects the interest income generated by earning assets less interest expense on interest-bearing liabilities plus the net impact from associated internal funds transfer pricing (FTP) funding credits and charges. The FTP methodology allocates credits to each business segment for deposits and other funds provided as well as charges for loans and other assets being funded. This credit or charge is based on matching stated or implied maturities for these assets and liabilities. The FTP crediting rates on deposits and other funds provided reflect the long-term value of deposits and other funding sources based on their implied maturity. Due to the longer-term nature of implied maturities, FTP crediting rates are generally less volatile than changes in interest rates observed in the market. FTP charge rates for funding loans and other assets reflect a matched cost of funds based on the pricing and duration characteristics of the assets. As a result of applying matched funding, interest revenue for each segment resulting from loans and other assets is generally not impacted by changes in interest rates. Therefore, net interest income for each segment primarily reflects the volume of loans and other earning assets at the spread over the matched cost of funds, as well as the volume of deposits at the associated FTP crediting rates. Generally,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

in periods of rising interest rates, FTP charge rates for funding loans and FTP crediting rates on deposits will increase, with FTP crediting rates for deposits typically repricing at a slower pace than FTP charge rates for funding loans. Conversely, in periods of declining interest rates, FTP charge rates for funding loans and FTP crediting rates on deposits will decrease, with FTP crediting rates for deposits typically repricing at a slower pace than FTP charge rates for funding loans.

For acquired loans and deposits, matched maturity funding is determined based on origination date. Accordingly, the FTP process reflects the transfer of interest rate risk exposures to the Corporate Treasury department within the Finance category, where such exposures are centrally managed. The allowance for credit losses is allocated to the business segments based on the methodology used to estimate the consolidated allowance for credit losses described in Note 1. The related provision for credit losses is assigned based on the amount necessary to maintain an allowance for credit losses appropriate for each business segment. Noninterest income and expenses directly attributable to a line of business are assigned to that business segment. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business segments as follows: product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned 50 percent based on the ratio of the business segment’s noninterest expenses to total noninterest expenses incurred by all business segments and 50 percent based on the ratio of the business segment’s attributed equity to total attributed equity of all business segments. Equity is attributed based on credit, operational and interest rate risks. Most of the equity attributed relates to credit risk, which is determined based on the credit score and expected remaining life of each loan, letter of credit and unused commitment recorded in the business segments. Operational risk is allocated based on loans and letters of credit, deposit balances, non-earning assets, trust assets under management, certain noninterest income items, and the nature and extent of expenses incurred by business units. Virtually all interest rate risk is assigned to Finance, as are the Corporation’s hedging activities.

The following discussion provides information about the activities of each business segment. A discussion of the financial results and the factors impacting 2024 performance can be found in “Strategic Lines of Business” section of the financial review.

The Commercial Bank meets the needs of small and middle market businesses, multinational corporations and governmental entities by offering various products and services including commercial loans and lines of credit, deposits, cash management, payment solutions, card services, capital market products, international trade finance and letters of credit.

The Retail Bank includes a full range of personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. This business segment offers a variety of consumer products, including deposit accounts, installment loans, credit cards, home equity lines of credit and residential mortgage loans. In addition, this business segment offers products and services to small businesses who are serviced through a team of dedicated small business bankers and our branch network.

Wealth Management provides products and services to affluent, high-net worth and ultra-high-net-worth individuals and families, business owners and executives, and institutional clients, including comprehensive financial planning, trust and fiduciary services, investment management and advisory, brokerage, private banking, and business transition planning services.

The Finance category includes the Corporation’s securities portfolio and asset and liability management activities. Finance is responsible for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk and foreign exchange risk.

The Other category includes tax benefits not assigned to specific business segments, charges of an unusual or infrequent nature that are not reflective of the normal operations of the business segments and miscellaneous other expenses of a corporate nature.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Business segment financial results are as follows:

(dollar amounts in millions) Year Ended December 31, 2024	Commercial Bank	Retail Bank	Wealth Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$1,869	$813	$187	$(838)	$159	$2,190
Provision for credit losses	47	2	(2)	—	2	49
Noninterest income	592	112	287	50	13	1,054
Salaries and benefits expense	299	224	136	56	637	1,352
Outside processing fee expense	195	19	41	5	13	273
Occupancy expense	23	103	12	3	40	181
Allocated corporate expense	415	272	128	(70)	(745)	—
All other noninterest expenses (a)	117	89	56	11	228	501
Total noninterest expenses	1,049	707	373	5	173	2,307
Provision (benefit) for income taxes	295	48	23	(179)	3	190

Net income (loss)	$1,070	$168	$80	$(614)	$(6)	$698

Net charge-offs	$47	$4	$1	$—	$—	$52
Selected average balances:
Assets	$45,859	$3,038	$5,310	$18,400	$7,961	$80,568
Loans	43,584	2,335	5,050	—	10	50,979
Deposits	32,264	24,292	3,894	3,179	272	63,901
Year Ended December 31, 2023
Earnings summary:
Net interest income (expense)	$2,051	$846	$208	$(693)	$102	$2,514
Provision for credit losses	90	3	(6)	—	2	89
Noninterest income	603	119	307	37	12	1,078
Salaries and benefits expense	295	222	171	45	573	1,306
Outside processing fee expense	201	20	35	7	14	277
Occupancy expense	23	98	12	2	36	171
Allocated corporate expense	377	263	120	(59)	(701)	—
All other noninterest expenses (a)	210	125	64	18	188	605
Total noninterest expenses	1,106	728	402	13	110	2,359
Provision (benefit) for income taxes	342	58	29	(164)	(2)	263

Net income (loss)	$1,116	$176	$90	$(505)	$4	$881

Net charge-offs	$20	$2	$—	$—	$—	$22
Selected average balances:
Assets	$49,458	$2,960	$5,500	$20,139	$9,137	$87,194
Loans	46,432	2,237	5,232	—	2	53,903
Deposits	33,019	24,363	4,130	4,169	337	66,018

Table continues on the following page.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

(dollar amounts in millions) Year Ended December 31, 2022	Commercial Bank	Retail Bank	Wealth Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$1,761	$680	$199	$(195)	$21	$2,466
Provision for credit losses	32	11	9	—	8	60
Noninterest income	607	122	298	59	(18)	1,068
Salaries and benefits expense	275	226	154	44	509	1,208
Outside processing fee expense	185	22	27	4	13	251
Occupancy expense	21	107	12	2	33	175
Allocated corporate expense	394	241	120	(55)	(700)	—
All other noninterest expenses (a)	89	94	35	6	140	364
Total noninterest expenses	964	690	348	1	(5)	1,998
Provision (benefit) for income taxes	315	22	34	(39)	(7)	325

Net income (loss)	$1,057	$79	$106	$(98)	$7	$1,151

Net charge-offs (recoveries)	$21	$(1)	$(3)	$—	$—	$17
Selected average balances:
Assets	$47,437	$2,814	$5,037	$20,912	$11,072	$87,272
Loans	43,481	2,063	4,906	—	10	50,460
Deposits	42,584	26,672	5,439	360	426	75,481

(a)	All other noninterest expenses for each reportable business segment includes:
i.	Commercial Bank and Retail Bank - Primarily FDIC insurance expense, software expense and other noninterest expenses.
ii.	Wealth Management - Primarily software expense and other noninterest expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 23 - PARENT COMPANY FINANCIAL STATEMENTS

BALANCE SHEETS - COMERICA INCORPORATED

(in millions, except share data) December 31	2024	2023
Assets
Cash and due from subsidiary banks	$1,218	$1,415
Investment securities	35	—
Other short-term investments	89	104
Receivable due from subsidiary bank	850	—
Investment in subsidiaries, principally banks	6,212	5,777
Accrued income and other assets	220	180

Total assets	$8,624	$7,476

Liabilities and Shareholders’ Equity
Medium- and long-term debt	$1,746	$764
Accrued expenses and other liabilities	335	306

Total liabilities	2,081	1,070
Fixed-rate reset non-cumulative perpetual preferred stock, series A, no par value, $100,000 liquidation preference per share:
Authorized - 4,000 shares
Issued - 4,000 shares	394	394
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141
Capital surplus	2,218	2,224
Accumulated other comprehensive loss	(3,161)	(3,048)
Retained earnings	12,017	11,727
Less cost of common stock in treasury - 96,755,368 shares at 12/31/2024 and 96,266,568 shares at 12/31/2023	(6,066)	(6,032)

Total shareholders’ equity	6,543	6,406

Total liabilities and shareholders’ equity	$8,624	$7,476

STATEMENTS OF INCOME - COMERICA INCORPORATED

(in millions) Years Ended December 31	2024	2023	2022
Income
Income from subsidiaries:
Dividends from subsidiaries	$200	$677	$1,067
Other interest income	58	53	13
Intercompany management fees	85	75	109

Total income	343	805	1,189
Expenses
Interest on medium- and long-term debt	124	79	47
Salaries and benefits expense	71	62	53
Other noninterest expenses	15	13	46

Total expenses	210	154	146

Income before benefit for income taxes and equity in undistributed earnings of subsidiaries	133	651	1,043
Benefit for income taxes	(11)	(2)	(3)

Income before equity in undistributed earnings of subsidiaries	144	653	1,046
Equity in undistributed earnings of subsidiaries, principally banks	554	228	105

Net income	698	881	1,151
Less income allocated to participating securities	4	4	6
Preferred stock dividends	23	23	23

Net income attributable to common shares	$671	$854	$1,122

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

STATEMENTS OF CASH FLOWS – COMERICA INCORPORATED

(in millions)
Years Ended December 31	2024	2023	2022
Operating Activities
Net income	$698	$881	$1,151
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiaries, principally banks	(554)	(228)	(105)
Net periodic defined benefit cost	1	1	2
Share-based compensation expense	20	18	22
Benefit for deferred income taxes	(8)	(2)	—
Other, net	21	28	24

Net cash provided by operating activities	178	698	1,094
Investing Activities
Investment securities available-for-sale:
Maturities and redemptions	70	—	—
Purchases	(103)	—	—
Advance to subsidiary bank	(850)	—	—
Repayment of subsidiary advance	—	150	—
Other, net	—	—	2

Net cash (used in) provided by investing activities	(883)	150	2
Financing Activities
Medium- and long-term debt:
Maturities	—	(850)	—
Issuances	1,000	—	—
Cash dividends paid on preferred stock	(23)	(23)	(23)
Common Stock:
Repurchases	(100)	—	(36)
Stock tendered for payment of withholding taxes	(14)	(17)	(7)
Cash dividends paid	(377)	(371)	(353)
Issuances under employee stock plans	22	18	28

Net cash provided by (used in) financing activities	508	(1,243)	(391)
Net (decrease) increase in cash and cash equivalents	(197)	(395)	705
Cash and cash equivalents at beginning of period	1,415	1,810	1,105

Cash and cash equivalents at end of period	$1,218	$1,415	$1,810

Interest paid	$115	$76	$41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 24 – REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue from contracts with customers comprises the noninterest income earned by the Corporation in exchange for services provided to customers. The following table presents the composition of revenue from contracts with customers, segregated from other sources of noninterest income, by business segment.

(in millions)	Commercial Bank	Retail Bank	Wealth Management	Finance & Other	Total
Year Ended December 31, 2024
Revenue from contracts with customers:
Card fees	$212	$40	$4	$—	$256
Fiduciary income	1	—	219	—	220
Service charges on deposit accounts	124	54	6	—	184
Commercial loan servicing fees (a)	12	—	—	—	12
Capital markets income (b)	22	—	—	—	22
Brokerage fees	—	1	50	—	51
Other noninterest income (b)	7	14	5	1	27

Total revenue from contracts with customers	378	109	284	1	772
Other sources of noninterest income	214	3	3	62	282

Total noninterest income	$592	$112	$287	$63	$1,054

Year Ended December 31, 2023
Revenue from contracts with customers:
Card fees	$231	$45	$4	$—	$280
Fiduciary income	1	—	234	—	235
Service charges on deposit accounts	125	55	5	—	185
Commercial loan servicing fees (a)	11	—	—	—	11
Capital markets income (b)	17	—	—	—	17
Brokerage fees	—	—	30	—	30
Other noninterest income (b)	2	14	23	1	40

Total revenue from contracts with customers	387	114	296	1	798
Other sources of noninterest income	216	5	11	48	280

Total noninterest income	$603	$119	$307	$49	$1,078

Year Ended December 31, 2022
Revenue from contracts with customers:
Card fees	$227	$42	$4	$—	$273
Fiduciary income	—	—	233	—	233
Service charges on deposit accounts	132	57	6	—	195
Commercial loan servicing fees (a)	11	—	—	—	11
Capital markets income (b)	11	—	—	—	11
Brokerage fees	—	—	21	—	21
Other noninterest income (b)	3	16	24	1	44

Total revenue from contracts with customers	384	115	288	1	788
Other sources of noninterest income	223	7	10	40	280

Total noninterest income	$607	$122	$298	$41	$1,068

(a)	Included in commercial lending fees on the Consolidated Statements of Income.
(b)	Excludes derivative, warrant and other miscellaneous income.

Revenue from contracts with customers did not generate significant contract assets and liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

NOTE 25 – LEASES

As a lessee, the Corporation has entered into operating leases for the majority of its real estate locations, primarily retail and office space. Total lease expense for the years ended December 31, 2024, 2023 and 2022 were as follows:

(in millions)
Years Ended December 31	2024	2023	2022
Operating lease expense	$69	$67	$68
Variable lease expense	19	18	17
Less: sublease income	(1)	(1)	(1)

Total lease expense	$87	$84	$84

Supplemental balance sheet information related to leases is summarized as follows:

(dollar amounts in millions)
Years Ended December 31	2024	2023	2022
Included in accrued income and other assets
Right-of-use (ROU) assets	$292	$317	$338
Included in accrued expenses and other liabilities
Operating lease liabilities	357	388	406
Weighted average discount rate	3.92%	3.72%	3.53%
Weighted average remaining lease term in years	8	9	9

Supplemental cash flow information related to leases is summarized as follows:

(in millions)
Years Ended December 31	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$80	$69	$66
ROU assets obtained in exchange for new liabilities	27	28	80

As of December 31, 2024, the contractual maturities of operating lease liabilities were as follows:

(in millions)
Years Ended December 31
2025	$67
2026	67
2027	56
2028	48
2029	36
Thereafter	149

Total contractual maturities	423
Less imputed interest	(66)

Total operating lease liabilities	$357

As a lessor, the Corporation leases certain types of manufacturing and warehouse equipment as well as public and private transportation vehicles to its customers. The Corporation recognized lease-related revenue, primarily interest income from sales-type and direct financing leases of $47 million, $40 million and $21 million for the years ended December 31, 2024, 2023 and 2022, respectively. The Corporation’s net investment in sales-type and direct financing leases was $675 million and $761 million at December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

As of December 31, 2024, the contractual maturities of sales-type and direct financing lease receivables were as follows:

(in millions)
Years Ended December 31
2025	$136
2026	96
2027	68
2028	55
2029	49
Thereafter	245

Total lease payments receivable	649
Unguaranteed residual values	51
Less deferred interest income	(25)

Total lease receivables (a)	$675

(a)	Excludes net investment in leveraged leases of $47 million.